                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               GARDENBURGER, INC.
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                    365476100
                                 (CUSIP Number)

                                Thomas F. Steyer
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 April 14, 1999
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

               Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                        (Continued on following pages)
                             Page 1 of 122 Pages
                        Exhibit Index Found on Page 53

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [   ]

                                                                      (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           280,000 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      280,000 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         280,000 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.1% [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 122 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [   ]

                                                                      (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           302,800 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      302,800 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         302,800 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.3 % [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 3 of 122 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [   ]

                                                                      (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           50,900 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      50,900 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         50,900 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.6 % [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 4 of 122 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [   ]

                                                                      (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           60,000 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      60,000 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         60,000 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.7 % [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 5 of 122 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tinicum Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [   ]

                                                                      (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           20,000 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      20,000 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         20,000 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2 % [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 6 of 122 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital (CP) Investors, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [   ]

                                                                      (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           30,000 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      30,000 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,000 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3 % [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 7 of 122 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [   ]

                                                                      (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           260,000 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      260,000 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         260,000 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.9 % [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 8 of 122 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Partners, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [   ]

                                                                      (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           743,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      743,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         743,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.8 % [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 9 of 122 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Enrique H. Boilini
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [   ]

                                                                      (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Argentina
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,003,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,003,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,003,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.2 % [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 122 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David I. Cohen
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [   ]

                                                                      (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         South Africa
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,003,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,003,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,003,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.2 % [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 11 of 122 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Joseph F. Downes
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [   ]

                                                                      (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,003,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,003,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,003,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.2 % [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 12 of 122 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Duhamel
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [   ]

                                                                      (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,003,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,003,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,003,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.2 % [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 122 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Fleur E. Fairman
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [   ]

                                                                      (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           743,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      743,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         743,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.8 % [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 14 of 122 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Jason M. Fish
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [   ]

                                                                      (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,003,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,003,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,003,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.2 % [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 15 of 122 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew B. Fremder
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [   ]

                                                                      (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,003,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,003,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,003,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.2 % [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 16 of 122 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard B. Fried
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [   ]

                                                                      (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,003,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,003,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,003,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.2 % [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 17 of 122 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Mellin
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [   ]

                                                                      (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,003,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,003,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,003,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.2 % [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 18 of 122 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen L. Millham
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [   ]

                                                                      (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,003,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,003,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,003,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.2 % [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 19 of 122 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Meridee A. Moore
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [   ]

                                                                      (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,003,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,003,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,003,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.2 % [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 20 of 122 Pages

                                       13D
===============================
CUSIP No. 365476100
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas F. Steyer
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [   ]

                                                                      (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)
                                                                          [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER

   OWNED BY           1,003,700 [See Preliminary Note]
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,003,700 [See Preliminary Note]
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,003,700 [See Preliminary Note]
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.2 % [See Preliminary Note]
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 21 of 122 Pages

      Preliminary Note: The Reporting Persons (as defined below) are filing this
Schedule 13D with respect to the common stock, no par value (the "Shares"), of Gardenburger, Inc. As of the date of this filing, the Reporting Persons are not the record holder of any Shares, other than 3,700 Shares held in aggregate by Farallon Capital Institutional Partners, L.P. and Farallon Capital Institutional Partners II, L.P. (collectively, the "3,700 Shares"). On April 14, 1999, the Reporting Persons purchased from Gardenburger, Inc. certain shares of Series A Convertible Preferred Stock (the "Series A Preferred Shares") and Series B Convertible Preferred Stock (the "Series B Preferred Shares") (collectively, the "Preferred Shares"). Subject to the terms and conditions of the Determination of Terms of Series A Convertible Preferred Stock and the Determination of Terms of Series B Convertible Preferred Stock (collectively, the "Determinations"), the Preferred Shares are immediately convertible into Shares. The Reporting Persons are therefore filing this Schedule 13D with respect to both (i) Shares which they are deemed to beneficially own through their ownership of the Preferred Shares and (ii) the 3,700 Shares. In connection with this transaction, Jason M. Fish, one of the Reporting Persons, was appointed to the Board of Directors of Gardenburger, Inc.

Item 1.   Security and Issuer.

     This statement relates to shares of common stock, no par value (the "Shares") of Gardenburger, Inc. (the "Company"). The Company's principal offices are located at 1411 SW Morrison Street, Suite 400, Portland, Oregon 97205.

Item 2.   Identity and Background.

     (a) This statement is filed by: (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares of which FCP is the deemed beneficial owner

                              Page 22 of 122 Pages

(through direct ownership of Preferred Shares); (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares of which FCIP is the deemed beneficial owner (through direct ownership of Preferred Shares) and with respect to the 2,800 Shares which FCIP owns directly; (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares of which FCIP II is the deemed beneficial owner (through direct ownership of Preferred Shares) and with respect to the 900 Shares which FCIP II owns directly; (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Shares of which FCIP III is the deemed beneficial owner (through direct ownership of Preferred Shares); (v) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Shares of which Tinicum is the deemed beneficial owner (through direct ownership of Preferred Shares); (vi) Farallon Capital (CP) Investors, L.P., a Cayman Islands limited partnership ("FCCP") (collectively with FCP, FCIP, FCIP II, FCIP III and Tinicum, the "Partnerships") with respect to the Shares of which FCCP is the deemed beneficial owner (through direct ownership of Preferred Shares); (vii) Farallon Capital Management, L.L.C., a Delaware limited liability company ("FCMLLC"), with respect to the Shares of which Farallon Capital Offshore Investors, Inc., a British Virgin Islands corporation ("Offshore"), and a certain other account managed by FCMLLC (together with Offshore, the "Managed Accounts"1) are the deemed beneficial owner (through the Managed Accounts' direct ownership of Preferred Shares); (viii) Farallon Partners, L.L.C., a Delaware limited liability company ("FPLLC"), with respect to the Shares of which each of the Partnerships is the deemed beneficial owner (through direct ownership of Preferred


-------------------
1 Of the Shares reported by FCMLLC on behalf of the Managed Accounts, 10,000 Shares (equal to approximately 0.11% of the total Shares currently outstanding) are attributable to The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.

                              Page 23 of 122 Pages

Shares) and with respect to the 3,700 Shares owned directly by FCIP and FCIP II;
(ix) each of Enrique H. Boilini ("Boilini"), David I. Cohen ("Cohen"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Jason M. Fish ("Fish"), Andrew B. Fremder ("Fremder"), Richard B. Fried ("Fried"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Meridee A. Moore ("Moore") and
Thomas F. Steyer ("Steyer"), with respect to the Shares of which the Partnerships and the Managed Accounts are the deemed beneficial owners (through direct ownership of Preferred Shares) and with respect to the 3,700 Shares owned directly by FCIP and FCIP II; and (x) Fleur E. Fairman ("Fairman") with respect to the Shares of which each of the Partnerships is the deemed beneficial owner (through direct ownership of Preferred Shares) and with respect to the 3,700 Shares owned directly by FCIP and FCIP II (FCP, FCIP, FCIP II, FCIP III, Tinicum, FCCP, FCMLLC, FPLLC, Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer shall collectively be referred to hereafter as the "Reporting Persons").

     The name, address, principal business, citizenship or state of organization, executive officers, directors and controlling persons of FCMLLC and FPLLC are set forth on Annex 1 hereto. The 3,700 Shares are held directly by FCIP (2,800 Shares) and FCIP II (900 Shares). The Preferred Shares in respect of which each Partnership is deemed to beneficially own Shares are owned directly by each such Partnership. The Preferred Shares in respect of which FCMLLC is deemed to beneficially own Shares are owned directly by the Managed Accounts. FPLLC, as general partner to the Partnerships, may be deemed the beneficial owner of the Shares beneficially owned by the Partnerships. FCMLLC, as investment adviser to the Managed Accounts, may be deemed the beneficial owner of the Shares beneficially owned by the Managed Accounts. Each of Boilini, Cohen, Downes, Duhamel, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer, as managing members of FPLLC and FCMLLC, may be

                              Page 24 of 122 Pages
deemed the beneficial owner of the Shares beneficially owned by the Partnerships and the Managed Accounts. Fairman, as a managing member of FPLLC, may be deemed the beneficial owner of the Shares beneficially owned by the Partnerships. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer hereby disclaims any beneficial ownership of any such Shares.

     (b) The address of the principal business and principal office of (i) the Partnerships (other than FCCP), FCMLLC and FPLLC is One Maritime Plaza, Suite 1325, San Francisco, California 94111, (ii) Offshore is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands and (iii) FCCP is c/o W.S. Walker & Company, P.O. Box 265 GT, Walker House, Grand Cayman, Cayman Islands and c/o FPLLC, One Maritime Plaza, Suite 1325, San Francisco, California 94111.

     (c) The principal business of each of the Partnerships and Offshore is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of FPLLC is to act as the general partner (the "General Partner") of the Partnerships. The principal business of FCMLLC is that of a registered investment adviser.

     (d) None of the Partnerships, FCMLLC, FPLLC, Offshore or any of the persons listed on Annex 1 hereto has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Partnerships, FCMLLC, FPLLC, Offshore or any of the persons listed on Annex 1 hereto has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was, or is subject to, a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.   Source and  Amount of Funds and Other  Consideration.

                              Page 25 of 122 Pages

     With respect to Shares held directly, the net investment cost (including commissions) is approximately $34,493.75 for the 2,800 Shares held by FCIP and approximately $11,143.75 for the 900 Shares held by FCIP II.

     With respect to the Series A Preferred Shares and the Series B Preferred Shares, the net investment cost (including commissions) is approximately $2,800,000 for the 238,000 Series A Preferred Shares and the 42,000 Series B Preferred Shares held by FCP, approximately $3,000,000 for the 255,000 Series A Preferred Shares and the 45,000 Series B Preferred Shares held by FCIP, approximately $500,000 for the 42,500 Series A Preferred Shares and the 7,500 Series B Preferred Shares held by FCIP II, approximately $600,000 for the 51,000 Series A Preferred Shares and the 9,000 Series B Preferred Shares held by FCIP III, approximately $200,000 for the 17,000 Series A Preferred Shares and the 3,000 Series B Preferred Shares held by Tinicum, approximately $300,000 for the 25,500 Series A Preferred Shares and the 4,500 Series B Preferred Shares held by FCCP and approximately $2,600,000 for the 221,000 Series A Preferred Shares and the 39,000 Series B Preferred Shares held by the Managed Accounts. The Series A Preferred Shares and Series B Preferred Shares are presently convertible into Shares at a 1:1 conversion ratio, subject to the terms and conditions of the Determinations.

     The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by one of the Managed Accounts at Goldman, Sachs & Co.; and (iii) with respect to FCP, Tinicum and FCCP, from working capital, and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP, Tinicum and FCCP at Goldman, Sachs & Co. FCP, Tinicum, FCCP and one of the Managed

                              Page 26 of 122 Pages

Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Preferred Shares and/or the Shares.

Item 4.   Purpose of the Transaction.

     The purpose of the acquisition of the Preferred Shares and the 3,700 Shares is for investment. The acquisitions were made in the ordinary course of business. On April 14, 1999, in connection with the acquisition of the Preferred Shares, Jason M. Fish, a Reporting Person and a managing member of both FCMLLC and FPLLC, was appointed by the then-current Board of Directors of the Company to the Board of Directors of the Company.

     On March 29, 1999, the Partnerships, the Managed Accounts, Rosewood Capital III, L.P. ("Rosewood"), certain other investors (collectively, the "Purchasers") and the Company entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which the Company agreed to sell to the Purchasers certain Preferred Shares, subject to the terms and conditions contained in the Stock Purchase Agreement. A summary of certain terms of the Stock Purchase Agreement and certain related documents follows. Such summary is qualified in its entirety by the text of such documents.

     Under the Stock Purchase Agreement, subject to the terms and conditions stated therein: (i) the Partnerships and the Managed Accounts (the "Purchasing Farallon Entities") agreed to purchase in aggregate 1,000,000 Preferred Shares,
(ii) Rosewood agreed to purchase 1,000,000 Preferred Shares and (iii) the other Purchasers agreed to purchase in aggregate 1,250,000 Preferred Shares. The purchase of such Preferred Shares by the Purchasers from the Company was consummated on April 14, 1999. For the text of the Stock Purchase Agreement, see
Exhibit 10.1 of the Form 8-K filed by the Company on April 1, 1999 and incorporated herein by reference. The Stock Purchase

                              Page 27 of 122 Pages

Agreement was amended by that certain Letter Agreement between the Company and the Purchasers Amending and Waiving the Stock Purchase Agreement dated April 14, 1999 (the "Amendment"), a copy of which is filed as Exhibit 2 hereto.

     Simultaneously with the purchase of the Preferred Shares by the Purchasers and as a condition to closing under the Stock Purchase Agreement, the then-existing Board of Directors of the Company increased the size of the Board of Directors to 10 members and appointed to the Board of Directors Jason M. Fish, one of the Reporting Persons reporting herein, and Kyle Anderson, managing member of Rosewood Capital Associates, LLC, the general partner of Rosewood.

     Pursuant to the Determinations, so long as at least 1,408,875 Series A Preferred Shares remain outstanding, the Series A Preferred Shares are entitled to elect two directors to serve on the Company's Board of Directors, and the Series A Preferred Shares and the Series B Preferred Shares are entitled to vote as a single voting group, together with the Shares, to elect all other members of the Company's Board of Directors.2 The Preferred Shares, subject to certain limitations, also have the right to approve certain significant corporate transactions (including certain share issuances). The Preferred Shares are convertible into Shares at any time by the holder at a 1:1 conversion ratio, subject to certain adjustments set forth in the Determinations. The Preferred Shares are also entitled to certain dividend rights, liquidation preferences, and redemption rights as set forth in the Determinations.

For the full terms and conditions of the Series A Preferred Shares and the Series B Preferred Shares, see the Determination of Terms of Series A Convertible Preferred Stock and the


-------------------
2 The Preferred Shares will not vote to elect members of the Board of Directors at the upcoming May 12, 1999 Annual Meeting of Shareholders because the Preferred Shares had not been issued as of the March 5, 1999 record date for such meeting.

                              Page 28 of 122 Pages

Determination of Terms of Series B Convertible Preferred Stock both of which were filed as Exhibit B to the Amendment (to the Stock Purchase Agreement) filed as Exhibit 2 to this Schedule 13D.

     Pursuant to the Stock Purchase Agreement, (i) the Company and the Purchasers also entered into an Investors Rights Agreement (the "Investors Rights Agreement") dated as of April 14, 1999 which provides the Purchasers certain registration rights and (ii) the Company entered into Amendment No. 2 to that certain Rights Agreement, dated as of April 25, 1996, as amended by that certain Amendment No. 1 dated as of March 26, 1998 (the "First Amendment") (collectively, the "Rights Agreement") regarding certain "poison pill" provisions applicable to the Company. For further description of the Investors Rights Agreement and Amendment No. 2 to the Rights Agreement, see Item 6 below.

     Although no Reporting Person has any specific plan or proposal to acquire or dispose of any Shares and/or Preferred Shares, consistent with its investment purpose, each Reporting Person at any time and from time to time may acquire additional Shares and/or Preferred Shares or dispose of any or all of its Shares and/or Preferred Shares or convert any or all of its Preferred Shares into
Shares  depending  upon an ongoing  evaluation  of the  investment in the Shares
and/or  Preferred  Shares,   prevailing  market  conditions,   other  investment
opportunities, liquidity requirements of the Reporting Person and/or other investment considerations. No Reporting Person has made a determination regarding a maximum or minimum number of Shares and/or Preferred Shares which it may hold at any point in time.

     As stated above, Jason M. Fish, one of the Reporting Persons, is currently a member of the Board of Directors. The Reporting Persons may engage in communications with one or more shareholders of the Company, one or more officers of the Company, and/or one or more members of the board of directors of the Company regarding the Company, including but not limited to its

                              Page 29 of 122 Pages
operations. Although the Reporting Persons may engage in communications with any one or more of the Purchasers, the Reporting Persons have no agreement, commitment or understanding that they will engage in communications with any or all of such persons or will engage in any concerted activities with any or all of such persons.

     Except to the extent any of the foregoing may be deemed a plan or proposal, none of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of Schedule 13D. The Reporting Persons may, at any time and from time to time, review or reconsider their position and/or change their purpose and/or formulate plans or proposals with respect thereto.

Item 5.   Interest  in Securities of the Issuer.

     A.   Farallon Capital Partners, L.P.

          (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCP is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page was based upon a Share outstanding figure determined by increasing (i) the 8,839,251 Shares outstanding as of April 14, 1999 by (ii) the 280,000 Shares of which FCP is the deemed beneficial owner.

               (c) There have been no purchases or sales of the Shares in the past 60 days. The trade dates, number of Preferred Shares purchased and the price per Preferred Share for all purchases of the Preferred Shares in the past 60 days are set forth on Schedule A hereto and are incorporated herein by reference. All of such Preferred Shares were purchased from the Company in a privately-negotiated transaction. See
                    Item 4 for a description of such transaction.

               (d) FPLLC as General Partner has the power to direct the affairs of FCP, including the disposition of the proceeds of the sale of the Preferred Shares and/or the Shares. Steyer is the senior managing member of FPLLC, and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

               (e)  Not applicable.

     B.   Farallon Capital Institutional Partners, L.P.

                              Page 30 of 122 Pages

          (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page was based upon a Share outstanding figure determined by increasing (i) the 8,839,251 Shares outstanding as of April 14, 1999 by (ii) the 300,000 Shares of which FCIP is the deemed beneficial owner.

               (c) There have been no purchases or sales of the Shares in the past 60 days. The trade dates, number of Preferred Shares purchased and the price per Preferred Share for all purchases of the Preferred Shares in the past 60 days are set forth on Schedule B hereto and are incorporated herein by reference. All of such Preferred Shares were purchased from the Company in a privately-negotiated transaction. See
                    Item 4 for a description of such transaction.

               (d) FPLLC as General Partner has the power to direct the affairs of FCIP, including the disposition of the proceeds of the sale of the Preferred Shares and/or the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

               (e)  Not applicable.

     C. Farallon Capital Institutional Partners II, L.P.

          (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP II is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page was based upon a Share outstanding figure
                    determined   by   increasing   (i)  the   8,839,251   Shares
                    outstanding as of April 14, 1999 by (ii) the 50,000 Shares of which FCIP II is the deemed beneficial owner.

               (c) There have been no purchases or sales of the Shares in the past 60 days. The trade dates, number of Preferred Shares purchased and the price per Preferred Share for all purchases of the Preferred Shares in the past 60 days are set forth on Schedule C hereto and are incorporated herein by reference. All of such Preferred Shares were purchased from the Company in a privately-negotiated transaction. See
                    Item 4 for a description of such transaction.

               (d) FPLLC as General Partner has the power to direct the affairs of FCIP II, including the disposition of the proceeds of the sale of the Preferred Shares and/or the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

               (e)  Not applicable.

                              Page 31 of 122 Pages

     D. Farallon Capital Institutional Partners III, L.P.

          (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP II is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page was based upon a Share outstanding figure
                    determined   by   increasing   (i)  the   8,839,251   Shares
                    outstanding as of April 14, 1999 by (ii) the 60,000 Shares of which FCIP III is the deemed beneficial owner.

               (c) There have been no purchases or sales of the Shares in the past 60 days. The trade dates, number of Preferred Shares purchased and the price per Preferred Share for all purchases of the Preferred Shares in the past 60 days are set forth on Schedule D hereto and are incorporated herein by reference. All of such Preferred Shares were purchased from the Company in a privately-negotiated transaction. See
                    Item 4 for a description of such  transaction.

               (d) FPLLC as General Partner has the power to direct the affairs of FCIP III, including the disposition of the proceeds of the sale of the Preferred Shares and/or the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

               (e) Not applicable.

     E. Tinicum Partners, L.P.

          (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Tinicum is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page was based upon a Share outstanding figure
                    determined   by   increasing   (i)  the   8,839,251   Shares
                    outstanding as of April 14, 1999 by (ii) the 20,000 Shares of which Tinicum is the deemed beneficial owner.

               (c) There have been no purchases or sales of the Shares in the past 60 days. The trade dates, number of Preferred Shares purchased and the price per Preferred Share for all purchases of the Preferred Shares in the past 60 days are set forth on Schedule E hereto and are incorporated herein by reference. All of such Preferred Shares were purchased from the Company in a privately-negotiated transaction. See
                    Item 4 for a description of such transaction.

               (d) FPLLC as General Partner has the power to direct the affairs of Tinicum, including the disposition of the proceeds of the sale of the Preferred Shares and/or the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

                              Page 32 of 122 Pages

               (e)  Not applicable.

     F. Farallon Capital (CP) Investors, L.P.

          (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCCP is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page was based upon a Share outstanding figure
                    determined   by   increasing   (i)  the   8,839,251   Shares
                    outstanding as of April 14, 1999 by (ii) the 30,000 Shares of which FCCP is the deemed beneficial owner.

               (c) There have been no purchases or sales of the Shares in the past 60 days. The trade dates, number of Preferred Shares purchased and the price per Preferred Share for all purchases of the Preferred Shares in the past 60 days are set forth on Schedule F hereto and are incorporated herein by reference. All of such Preferred Shares were purchased from the Company in a privately-negotiated transaction. See
                    Item 4 for a description of such  transaction.

               (d) FPLLC as General Partner has the power to direct the affairs of FCCP, including the disposition of the proceeds of the sale of the Preferred Shares and/or the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

               (e)  Not applicable.

     G. Farallon Capital Management, L.L.C.

          (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCMLLC is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page was based upon a Share outstanding figure determined by (i) the 8,839,251 Shares outstanding as of April 14, 1999 by (ii) the 260,000 Shares of which FCMLLC is the deemed beneficial owner.

               (c) There have been no purchases or sales of the Shares in the past 60 days. The trade dates, number of Preferred Shares purchased and the price per Preferred Share for all purchases of the Preferred Shares in the past 60 days are set forth on Schedule G hereto and are incorporated herein by reference. All of such Preferred Shares were purchased from the Company in a privately-negotiated transaction. See
                    Item 4 for a description of such transaction.

               (d) FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Preferred Shares held by the Managed Account and/or the Shares into which they are converted. Steyer is the senior managing member of FCMLLC and Boilini, Cohen, Downes, Duhamel, Fish,

                              Page 33 of 122 Pages

                    Fremder, Fried, Mellin, Millham and Moore are managing members of FCMLLC.

               (e)  Not applicable.

     H. Farallon Partners, L.L.C.

          (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FPLLC is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page was based upon a Share outstanding figure determined by increasing (i) the 8,839,251 Shares outstanding as of April 14, 1999 by (ii) the 740,000 Shares of which FPLLC is the deemed beneficial owner.

               (c)  None.

               (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Preferred Shares and/or the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

               (e)  Not applicable.

     I. Enrique H. Boilini

          (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Boilini is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page was based upon a Share outstanding figure determined by increasing (i) the 8,839,251 Shares outstanding as of April 14, 1999 by (ii) the 1,000,000 Shares of which FPLLC and FCMLLC are the deemed beneficial owner.

               (c)  None.

               (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Preferred Shares and/or the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Preferred Shares held by the Managed Accounts and/or any Shares into which they are converted. Boilini is a managing member of FCMLLC and FPLLC.

               (e)  Not applicable.

     J. David I. Cohen

                              Page 34 of 122 Pages

          (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Cohen is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page was based upon a Share outstanding figure determined by increasing (i) the 8,839,251 Shares outstanding as of April 14, 1999 by (ii) the 1,000,000 Shares of which FPLLC and FCMLLC are the deemed beneficial owner.

               (c)  None.

               (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Preferred Shares and/or the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Preferred Shares held by the Managed Accounts and/or any Shares into which they are converted. Cohen is a managing member of FCMLLC and FPLLC.

               (e)  Not applicable.

     K. Joseph F. Downes

          (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Downes is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page was based upon a Share outstanding figure determined by increasing (i) the 8,839,251 Shares outstanding as of April 14, 1999 by (ii) the 1,000,000 Shares of which FPLLC and FCMLLC are the deemed beneficial owner.

               (c)  None.

               (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Preferred Shares and/or the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Preferred Shares held by the Managed Accounts and/or any Shares into which they are converted. Downes is a managing member of FCMLLC and FPLLC.

               (e)  Not applicable.

     L. William F. Duhamel

          (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Duhamel is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page was based upon a Share outstanding figure determined by increasing (i) the 8,839,251 Shares outstanding as of April 14, 1999 by (ii) the 1,000,000 Shares which FPLLC and FCMLLC are the deemed beneficial owner.

                              Page 35 of 122 Pages

               (c)  None.

               (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Preferred Shares and/or the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Preferred Shares held by the Managed Accounts and/or any Shares into which they are converted. Duhamel is a managing member of FCMLLC and FPLLC.

               (e)  Not applicable.

     M. Fleur E. Fairman

          (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fairman is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page was based upon a Share outstanding figure determined by increasing (i) the 8,839,251 Shares outstanding as of April 14, 1999 by (ii) the 740,000 Shares of which FPLLC is the deemed beneficial owner.

               (c)  None.

               (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Preferred Shares and/or the Shares. Fairman is a managing member of FPLLC.

               (e)  Not Applicable.

     N. Jason M. Fish

          (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fish is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page was based upon a Share outstanding figure determined by increasing (i) the 8,839,251 Shares outstanding as of April 14, 1999 by (ii) the 1,000,000 Shares of which FPLLC and FCMLLC are the deemed beneficial owner.

               (c)  None.

               (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Preferred Shares and/or the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Preferred Shares held by the Managed Accounts and/or any Shares into which they are converted. Fish is a managing member of FCMLLC and FPLLC.

               (e)  Not applicable.

                              Page 36 of 122 Pages

     O. Andrew B. Fremder

          (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fremder is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page was based upon a Share outstanding figure determined by increasing (i) the 8,839,251 Shares outstanding as of April 14, 1999 by (ii) the 1,000,000 Shares of which FPLLC and FCMLLC are the deemed beneficial owner.

               (c)  None.

               (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Preferred Shares and/or the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Preferred Shares held by the Managed Accounts and/or any Shares into which they are converted. Fremder is a managing member of FCMLLC and FPLLC.

               (e)  Not applicable.

     P. Richard B. Fried

          (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fried is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page was based upon a Share outstanding figure determined by increasing (i) the 8,839,251 Shares outstanding as of April 14, 1999 by (ii) the 1,000,000 Shares of which FPLLC and FCMLLC are the deemed beneficial owner.

               (c)  None.

               (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Preferred Shares and/or the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Preferred Shares held by the Managed Accounts and/or any Shares into which they are converted. Fried is a managing member of FCMLLC and FPLLC.

               (e)  Not applicable.

     Q. William F. Mellin

          (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Mellin is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page was based upon a Share outstanding figure determined by increasing (i) 8,839,251 Shares outstanding as of April

                              Page 37 of 122 Pages

                    14, 1999 by (ii) the 1,000,000 Shares of which FPLLC and FCMLLC are the deemed beneficial owner.

               (c)  None.

               (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Preferred Shares and/or the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Preferred Shares held by the Managed Accounts and/or any Shares into which they are converted. Mellin is a managing member of FCMLLC and FPLLC.

               (e)  Not applicable.

     R. Stephen L. Millham

          (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Millham is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page was based upon a Share outstanding figure determined by increasing (i) the 8,839,251 Shares outstanding as of April 14, 1999 by (ii) the 1,000,000 Shares of which FPLLC and FCMLLC are the deemed beneficial owner.

               (c)  None.

               (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Preferred Shares and/or the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Preferred Shares held by the Managed Accounts and/or any Shares into which they are converted. Millham is a managing member of FCMLLC and FPLLC.

               (e)  Not applicable.

     S. Meridee A. Moore

          (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Moore is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page was based upon a Share outstanding figure determined by increasing (i) the 8,839,251 Shares outstanding as of April 14, 1999 by (ii) the 1,000,000 Shares of which FPLLC and FCMLLC are the deemed beneficial owner.

               (c)  None.

                              Page 38 of 122 Pages

               (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Preferred Shares and/or the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Preferred Shares held by the Managed Accounts and/or any Shares into which they are converted. Moore is a managing member of FCMLLC and FPLLC.

               (e)  Not applicable.

     T. Thomas F. Steyer

          (a), (b) The information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Steyer is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page was based upon a Share outstanding figure determined by increasing (i) the 8,839,251 Shares outstanding as of April 14, 1999 by (ii) the 1,000,000 Shares of which FPLLC and FCMLLC are the deemed beneficial owner.

               (c)  None.

               (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Preferred Shares and/or the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Preferred Shares held by the Managed Accounts and/or any Shares into which they are converted. Steyer is the senior managing member of FCMLLC and FPLLC.

               (e)  Not applicable.

     The 3,700 Shares are held directly by FCIP (2,800 Shares) and FCIP II (900 Shares). The Preferred Shares in respect of which each Partnership is deemed to beneficially own Shares are owned directly by each such Partnership. The Preferred Shares in respect of which FCMLLC is deemed to beneficially own Shares are owned directly by the Managed Accounts. FPLLC, as general partner to the Partnerships, may be deemed the beneficial owner of the Shares beneficially owned by the Partnerships. FCMLLC, as investment adviser to the Managed Accounts, may be deemed the beneficial owner of the Shares beneficially owned by the Managed Accounts. Each of Boilini, Cohen, Downes, Duhamel, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer, as managing members of FPLLC and FCMLLC, may be deemed the beneficial owner of the Shares beneficially owned by the Partnerships and the Managed Accounts. Fairman, as a managing member of FPLLC, may be deemed the beneficial owner of the Shares beneficially owned by the Partnerships. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer hereby disclaims any beneficial ownership of any such Shares.

Item 6.  Contracts, Arrangements, Understandings or
         Relationships with Respect to Securities of the Issuer.

                              Page 39 of 122 Pages

     Pursuant to the Stock Purchase Agreement described in Item 4 above, the Company and the Purchasers entered into the Investors Rights Agreement. Subject to the terms and conditions of such agreement, the Company agreed to file with the Securities and Exchange Commission, no later than May 31, 1999, a registration statement registering a number of Shares sufficient to cover those Shares issued or issuable upon conversion of the Preferred Shares (the "Registrable Securities"). The holders of the Registrable Securities (the "Holders") also have certain "piggyback" registration rights with respect to registrations made by the Company, including registrations made on behalf of other stockholders of the Company. The Company has agreed to pay most registration expenses in connection with the registration of the Registrable Securities. In addition, there are certain restrictions on the Company's ability to grant comparable information and registration rights to other stockholders of the Company.

     Pursuant to the Investor Rights Agreement, the Holders agreed not to sell, to the extent requested by the Company and an underwriter, any Registrable Securities, except the Shares included in such registration, during the ninety
(90) day period following the effective date of a registration statement of the Company.

     The Company also entered into Amendment No. 2 to that certain Rights Agreement. Amendment No. 2, among other things, exempted the acquisition of the Preferred Shares from triggering the "poison pill" provisions of the Rights Agreement and extended to the Preferred Shares the same rights and benefits (determined on an as-converted basis) provided under the Rights Agreement to holders of the Shares. For the full text of the Rights Agreement (prior to the First Amendment), see Exhibit 4 to the Form 8-K filed by the Company on May 8, 1996. For the full text of the First Amendment, see Exhibit 10.3 to the Form 10-Q filed by the Company for the quarterly period ended March 31, 1998. Both of such documents are incorporated herein by reference.

                              Page 40 of 122 Pages

     For the full text of the Investors Rights Agreement and Amendment No.2 to the Rights Agreement, see Exhibits 3 and 4, respectively, to this Schedule 13D. The summary of such documents stated above is qualified in its entirety by the text of such documents.

     Except as described in Item 4 and the preceding paragraphs of Item 6, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies. See Item 7 of the Schedule 13D for a list of written agreements filed as exhibits to the
Schedule 13D.

Item 7. Materials to be Filed as Exhibits.

     There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended There is filed herewith as Exhibit 2 the Letter Agreement Amending and Waiving the Stock Purchase Agreement. There is filed herewith as Exhibit 3 the Investors Rights Agreement. There is filed herewith as Exhibit 4 Amendment No. 2 to the Rights Agreement. For a description of Exhibits 2-4, see Items 4 and 6 above.

                              Page 41 of 122 Pages

                                  SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: April 23, 1999


                        /s/ Thomas F. Steyer
                        FARALLON PARTNERS, L.L.C., on its own behalf and as General Partner of FARALLON CAPITAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON
                        CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P., And FARALLON CAPITAL (CP) INVESTORS, L.P.
                        By Thomas F. Steyer,
                        Senior Managing Member


                        /s/ Thomas F. Steyer
                        FARALLON CAPITAL MANAGEMENT, L.L.C.,
                        By Thomas F. Steyer,
                        Senior Managing Member


                        /s/ Thomas F. Steyer
                        Thomas F. Steyer, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, and Meridee A. Moore.

     The Powers of Attorney executed by Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore authorizing Steyer to sign and file this
Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference. The Powers of Attorney executed by Duhamel and Fried authorizing Steyer to sign and file this
Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13G filed with the Securities and Exchange Commission on January 13, 1999, by such Reporting Persons with respect to the Callable Class A Common Shares of CliniChem Development Inc., are hereby incorporated by reference.

                              Page 42 of 122 Pages

                                                                         ANNEX 1



     Set forth below with respect to FCMLLC and FPLLC is the following: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of FCMLLC and FPLLC is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.   (a)  Farallon Capital Management, L.L.C.
     (b)  One Maritime Plaza, Suite 1325
          San Francisco, California  94111
     (c)  Serves as investment adviser to various managed accounts
     (d)  Delaware limited liability company

     (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Jason
          M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham and Meridee A. Moore, Managing Members.

2.   (a)  Farallon Partners, L.L.C.
     (b)  c/o Farallon Capital Management, L.L.C.
          One Maritime Plaza, Suite 1325
          San Francisco, California  94111
     (c)  Serves as general partner to investment partnerships
     (d)  Delaware limited liability company

     (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur
          E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham and Meridee A. Moore, Managing Members.

3.   (a)  Enrique H. Boilini
     (b)  c/o Farallon Capital Management, L.L.C.
          75 Holly Hill Lane
          Greenwich, Connecticut  06830
     (c) Managing Member of Farallon Partners, L.L.C.; Managing Member of Farallon Capital Management, L.L.C.
     (d)   Argentinean Citizen

4.   (a)  David I. Cohen
     (b)  c/o Farallon Capital Management, L.L.C.
          One Maritime Plaza, Suite 1325
          San Francisco, California  94111

     (c) Managing Member of Farallon Partners, L.L.C.; Managing Member of Farallon Capital Management, L.L.C.

     (d)  South African Citizen

                              Page 43 of 122 Pages

5.   (a)  Joseph F. Downes
     (b)  c/o Farallon Capital Management, L.L.C.
          One Maritime Plaza, Suite 1325
          San Francisco, California  94111
     (c) Managing Member of Farallon Partners, L.L.C.; Managing Member of Farallon Capital Management, L.L.C.
     (d)  United States Citizen

6.   (a)  William F. Duhamel
     (b)  c/o Farallon Capital Management, L.L.C.
          One Maritime Plaza, Suite 1325
          San Francisco, California  94111
     (c) Managing Member of Farallon Partners, L.L.C.; Managing Member of Farallon Capital Management, L.L.C.
     (d)  United States Citizen

7.   (a)  Fleur E. Fairman
     (b)  c/o Farallon Capital Management, L.L.C.
          One Maritime Plaza, Suite 1325
          San Francisco, California  94111
     (c)  Managing Member of Farallon Partners, L.L.C.
     (d)  United States Citizen

8.   (a)  Jason M. Fish
     (b)  c/o Farallon Capital Management, L.L.C.
          One Maritime Plaza, Suite 1325
          San Francisco, California  94111

     (c) Managing Member of Farallon Partners, L.L.C.; Managing Member of Farallon Capital Management, L.L.C.
     (d)  United States Citizen

9.   (a)  Andrew B. Fremder
     (b)  c/o Farallon Capital Management, L.L.C.
          One Maritime Plaza, Suite 1325
          San Francisco, California  94111
     (c) Managing Member of Farallon Partners, L.L.C.; Managing Member of Farallon Capital Management, L.L.C.
     (d)  United States Citizen

10.  (a)  Richard B. Fried
     (b)  c/o Farallon Capital Management, L.L.C.
          One Maritime Plaza, Suite 1325
          San Francisco, California  94111
     (c) Managing Member of Farallon Partners, L.L.C.; Managing Member of Farallon Capital Management, L.L.C.
     (d)  United States Citizen

                              Page 44 of 122 Pages

11.  (a)  William F. Mellin
     (b)  c/o Farallon Capital Management, L.L.C.
          One Maritime Plaza, Suite 1325
          San Francisco, California  94111
     (c) Managing Member of Farallon Partners, L.L.C.; Managing Member of Farallon Capital Management, L.L.C.
     (d)  United States Citizen

12.  (a)  Stephen L. Millham
     (b)  c/o Farallon Capital Management, L.L.C.
          One Maritime Plaza, Suite 1325
          San Francisco, California  94111
     (c) Managing Member of Farallon Partners, L.L.C.; Managing Member of Farallon Capital Management, L.L.C.
     (d)  United States Citizen

13.  (a)  Meridee A. Moore
     (b)  c/o Farallon Capital Management, L.L.C.
          One Maritime Plaza, Suite 1325
          San Francisco, California  94111
     (c) Managing Member of Farallon Partners, L.L.C.; Managing Member of Farallon Capital Management, L.L.C.
     (d)  United States Citizen

14.  (a)  Thomas F. Steyer
     (b)  c/o Farallon Capital Management, L.L.C.
          One Maritime Plaza, Suite 1325
          San Francisco, California  94111
     (c) Senior Managing Member of Farallon Partners, L.L.C.; Senior Managing Member of Farallon Capital Management, L.L.C.
     (d)  United States Citizen

                              Page 45 of 122 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.




                                    NO. OF
                               PREFERRED SHARES            PRICE
       TRADE DATE                  PURCHASED             PER SHARE
                                                  (including commission)


         4/14/99              238,000 (Series A)*         $10.00

         4/14/99              42,000 (Series B)*          $10.00










-----------------------

     *Presently convertible into Shares at a 1:1 conversion ratio, subject to the terms and conditions of the Determinations.

                              Page 46 of 122 Pages

                                  SCHEDULE B

                FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.



                                    NO. OF
                               PREFERRED SHARES            PRICE
       TRADE DATE                  PURCHASED             PER SHARE
                                                  (Including commission)

         4/14/99              255,000 (Series A)*         $10.00

         4/14/99              45,000 (Series B)*          $10.00










-----------------------

     *Presently convertible into Shares at a 1:1 conversion ratio, subject to the terms and conditions of the Determinations.

                              Page 47 of 122 Pages

                                  SCHEDULE C

               FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.



                                    NO. OF
                               PREFERRED SHARES            PRICE
       TRADE DATE                  PURCHASED             PER SHARE
                                                  (Including commission)

         4/14/99              42,500 (Series A)*          $10.00

         4/14/99               7,500 (Series B)*          $10.00










-----------------------

     *Presently convertible into Shares at a 1:1 conversion ratio, subject to the terms and conditions of the Determinations.

                              Page 48 of 122 Pages

                                  SCHEDULE D

              FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.


                                    NO. OF
                               PREFERRED SHARES            PRICE
       TRADE DATE                  PURCHASED             PER SHARE
                                                  (Including commission)

         4/14/99              51,000 (Series A)*          $10.00

         4/14/99               9,000 (Series B)*          $10.00










-----------------------

     *Presently convertible into Shares at a 1:1 conversion ratio, subject to the terms and conditions of the Determinations.

                              Page 49 of 122 Pages

                                  SCHEDULE E

                            TINICUM PARTNERS, L.P.


                                    NO. OF
                               PREFERRED SHARES            PRICE
       TRADE DATE                  PURCHASED             PER SHARE
                                                  (Including commission)

         4/14/99              17,000 (Series A)*          $10.00

         4/14/99               3,000 (Series B)*          $10.00










-----------------------

     *Presently convertible into Shares at a 1:1 conversion ratio, subject to the terms and conditions of the Determinations.

                              Page 50 of 122 Pages

                                  SCHEDULE F

                    FARALLON CAPITAL (CP) INVESTORS, L.P.



                                    NO. OF
                               PREFERRED SHARES            PRICE
       TRADE DATE                  PURCHASED             PER SHARE
                                                  (Including commission)

         4/14/99              25,500 (Series A)*          $10.00

         4/14/99               4,500 (Series B)*          $10.00










-----------------------

     *Presently convertible into Shares at a 1:1 conversion ratio, subject to the terms and conditions of the Determinations.

                              Page 51 of 122 Pages

                                  SCHEDULE G

                     FARALLON CAPITAL MANAGEMENT, L.L.C.


                                    NO. OF
                               PREFERRED SHARES            PRICE
       TRADE DATE                  PURCHASED             PER SHARE
                                                  (Including commission)

         4/14/99              212,500 (Series A)*         $10.00

         4/14/99              37,500 (Series B)*          $10.00

         4/14/99               8,500 (Series A)*          $10.00

         4/14/99               1,500 (Series B)*          $10.00










-----------------------

     *Presently convertible into Shares at a 1:1 conversion ratio, subject to the terms and conditions of the Determinations.

                              Page 52 of 122 Pages

                                 EXHIBIT INDEX3

EXHIBIT 1           Joint Acquisition Statement Pursuant to Rule 13D-(f)(1)

EXHIBIT 2 Letter Agreement Amending and Waiving the Stock Purchase Agreement (including the Determination of Terms of Series A Convertible Preferred Stock and the Determination of Terms of Series B Convertible Preferred Stock)

EXHIBIT 3           Investor Rights Agreement

EXHIBIT 4           Amendment No. 2 to the Rights Agreement










-------------------
     3 The text of Exhibits 2-4 have been reformatted to meet the EDGAR filing requirements.

                              Page 53 of 122 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D

                         JOINT ACQUISITION STATEMENT
                         PURSUANT TO RULE 13D-(f)(1)

     The  undersigned  acknowledge  and agree that the  foregoing  statement  on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: April 23, 1999


                        /s/ Thomas F. Steyer
                        FARALLON PARTNERS, L.L.C., on its own behalf and as General Partner of FARALLON CAPITAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON
                        CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P., And FARALLON CAPITAL (CP) INVESTORS, L.P.
                        By Thomas F. Steyer,
                        Senior Managing Member


                        /s/ Thomas F. Steyer
                        FARALLON CAPITAL MANAGEMENT, L.L.C.,
                        By Thomas F. Steyer,
                        Senior Managing Member


                        /s/ Thomas F. Steyer
                        Thomas F. Steyer, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, and Meridee A. Moore.




                              Page 54 of 122 Pages

                                                                    EXHIBIT 2 to
                                                                    SCHEDULE 13D

                              April 14, 1999


Richard C. Dietz
Executive Vice President and
Chief Financial Officer
Gardenburger, Inc.
1411 S.W. Morrison, Suite 400
Portland, OR  97205

      Re:   Amendment and Waiver of Stock Purchase Agreement

Dear Mr. Dietz:

      Pursuant to Section 9.4 of the Stock Purchase Agreement by and among Gardenburger, Inc. (the "Company") and the Purchasers (as defined therein) dated as of March 29, 1999 (the "Agreement"), this amends and waives provisions of the Agreement as specifically set forth herein. Capitalized terms not defined herein have the meanings assigned to them in the Agreement.

      Section  7.1(m).  The  Purchasers  waive the  Company's  obligation  under
Section 7.1(m) of the Agreement solely with respect to the requirement to obtain "agreements to forebear from exercising any rights or remedies resulting from future events of defaults until December 31, 1999 (other than those arising from a failure to make an agreed payment)" from (a) Bank of America NT & SA with respect to the Business Loan Agreement dated April 28, 1998, as amended, by and between the Company and Bank of America NT & SA or any agreement between the Company and Bank of America NT & SA intended to replace such agreement (the "Business Loan Agreement"); (b) Dresdner Kleinwort Benson Private Equity Partners LP with respect to the Note Purchase Agreement dated March 27, 1998, and the related Notes (collectively, the "Dresdner Notes"); and (c) Lease Agreements dated as of December 17, 1997 and May 28, 1998 by and between the Company and BA Leasing & Capital Corporation (collectively, the "Lease Agreements").

      In lieu of the obligation specified above, Section 7.1(m) of the Agreement is amended to provide that the Company shall deliver a certificate executed by its Chief Financial Officer certifying that, based on the Company's 1999 operating plan and assuming the receipt of at least $32.0 million in gross proceeds from the sale of the Shares, a default or event of default will not occur during the period beginning on the Closing Date and ending on December 31, 1999 as a result of the failure of the Company to satisfy the financial covenants specified in the Business Loan Agreement, the Dresdner Notes or the Lease Agreements.

      The Company's obligation under Section 7.1(m) to obtain waivers of all events of default that exist as of the Closing Date under the Business Loan Agreement, the Dresdner Notes and the Lease Agreements is not modified in any way by this amendment and waiver.

                              Page 55 of 122 Pages

      Section 7.1(g). The Purchasers waive the condition under Section 7.1(g) requiring the delivery of irrevocable proxies to Rosewood Capital III, L.P. from holders of Series A Preferred and Section 7.1(g) of the Agreement is amended to delete the second sentence only.

      Exhibit A. Exhibit A (Schedule of Purchasers) of the Agreement is superseded and replaced by the Exhibit A (Schedule of Purchasers) attached hereto whereby Gruber & McBaine Capital Management, L.L.C. is no longer a Purchaser and the persons listed on the Exhibit A attached hereto are deemed to be Purchasers and are hereby made parties to the Agreement and to this amendment and waiver.

      Exhibit B. Exhibit B (Determination of Terms of Series A Stock and Series B Stock) of the Agreement is superseded and replaced in its entirety by the Exhibit B (Determination of Terms of Series A Stock and Series B Stock) attached hereto.

      This amendment and waiver agreement will only be effective upon its execution and delivery by the Company and all of the Purchasers. Except as provided herein, the Agreement shall remain in full force and effect. This amendment and waiver may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

      If you agree to the foregoing, please execute this amendment and waiver where indicated below.

                             [Signatures follow]





                              Page 56 of 122 Pages

FARALLON CAPITAL PARTNERS, L.P.          FARALLON CAPITAL OFFSHORE INVESTORS,
FARALLON CAPITAL INSTITUTIONAL              INC.
   PARTNERS, L.P.                        THE COMMON FUND
FARALLON CAPITAL INSTITUTIONAL PARTNERS
   II, L.P.                              By:  Farallon Capital Management,
FARALLON CAPITAL INSTITUTIONAL PARTNERS       L.L.C., its Agent and
   III, L.P.                                  Attorney-in-Fact
TINICUM PARTNERS, L.P.
FARALLON CAPITAL (CP) INVESTORS, L.P.
                                         By:  /s/ Andrew Fremder
By:  Farallon Partners, L.L.C.,                   Managing Member
     its General Partner
                                         BT Capital Investors, L.P.

     By:  /s/ Andrew Fremder
              Managing Member
                                         By:
                                            ------------------------------------
                                                  Michael J. Batal, III, Partner

                                         BT Investment Partners, Inc.



                                         By:
                                            ------------------------------------
                                                  Michael J. Batal, III, Partner

U.S. Development Capital Investment
Company

By:
   --------------------------------         ------------------------------------
      Ray Moss, Secretary                         Arvin H. Kash

GARDENBURGER, INC.

By:
   --------------------------------         ------------------------------------
      Richard C. Dietz, Executive Vice            William D. Smithberg
      President and Chief Financial Officer

                              Page 57 of 122 Pages

FARALLON CAPITAL PARTNERS, L.P.          FARALLON CAPITAL OFFSHORE INVESTORS,
FARALLON CAPITAL INSTITUTIONAL              INC.
   PARTNERS, L.P.                        THE COMMON FUND
FARALLON CAPITAL INSTITUTIONAL PARTNERS
   II, L.P.                              By:  Farallon Capital Management,
FARALLON CAPITAL INSTITUTIONAL PARTNERS       L.L.C., its Agent and
   III, L.P.                                  Attorney-in-Fact
TINICUM PARTNERS, L.P.
FARALLON CAPITAL (CP) INVESTORS, L.P.
                                         By:
                                            ------------------------------------
By:  Farallon Partners, L.L.C.,                   Managing Member
     its General Partner
                                         BT Capital Investors, L.P.

     By:
        ---------------------------
                Managing Member
                                         By:  /s/ Michael J. Batal, III
                                                  Michael J. Batal, III, Partner

Gruber & McBaine Capital Management,     BT Investment Partners, Inc.
L.L.C.

                                         By:  /s/ Michael J. Batal, III
By:                                               Michael J. Batal, III, Partner
   --------------------------------
   J. Patterson McBaine, Manager Member

U.S. Development Capital Investment
Company

By:
   --------------------------------         ------------------------------------
      Ray Moss, Secretary                         Arvin H. Kash

GARDENBURGER, INC.

By:
   --------------------------------         ------------------------------------
      Richard C. Dietz, Executive Vice            William D. Smithberg
      President and Chief Financial Officer

                              Page 58 of 122 Pages

FARALLON CAPITAL PARTNERS, L.P.          FARALLON CAPITAL OFFSHORE INVESTORS,
FARALLON CAPITAL INSTITUTIONAL              INC.
   PARTNERS, L.P.                        THE COMMON FUND
FARALLON CAPITAL INSTITUTIONAL PARTNERS
   II, L.P.                              By:  Farallon Capital Management,
FARALLON CAPITAL INSTITUTIONAL PARTNERS       L.L.C., its Agent and
   III, L.P.                                  Attorney-in-Fact
TINICUM PARTNERS, L.P.
FARALLON CAPITAL (CP) INVESTORS, L.P.
                                         By:
                                            ------------------------------------
By:  Farallon Partners, L.L.C.,                   Managing Member
     its General Partner
                                         BT Capital Investors, L.P.

     By:
        ---------------------------
                Managing Member
                                         By:
                                            ------------------------------------
                                                  Michael J. Batal, III, Partner

Gruber & McBaine Capital Management,     BT Investment Partners, Inc.
L.L.C.

                                         By:
                                            ------------------------------------
By:                                               Michael J. Batal, III, Partner
   --------------------------------
   J. Patterson McBaine, Manager Member

U.S. Development Capital Investment
Company

By:  /s/ Ray Moss
         Ray Moss, Secretary                ------------------------------------
                                                  Arvin H. Kash

GARDENBURGER, INC.

By:
   --------------------------------         ------------------------------------
      Richard C. Dietz, Executive Vice            William D. Smithberg
      President and Chief Financial Officer

                              Page 59 of 122 Pages

FARALLON CAPITAL PARTNERS, L.P.          FARALLON CAPITAL OFFSHORE INVESTORS,
FARALLON CAPITAL INSTITUTIONAL              INC.
   PARTNERS, L.P.                        THE COMMON FUND
FARALLON CAPITAL INSTITUTIONAL PARTNERS
   II, L.P.                              By:  Farallon Capital Management,
FARALLON CAPITAL INSTITUTIONAL PARTNERS       L.L.C., its Agent and
   III, L.P.                                  Attorney-in-Fact
TINICUM PARTNERS, L.P.
FARALLON CAPITAL (CP) INVESTORS, L.P.
                                         By:
                                            ------------------------------------
By:  Farallon Partners, L.L.C.,                   Managing Member
     its General Partner
                                         BT Capital Investors, L.P.

     By:
        ---------------------------
                Managing Member
                                         By:
                                            ------------------------------------
                                                  Michael J. Batal, III, Partner

Gruber & McBaine Capital Management,     BT Investment Partners, Inc.
L.L.C.

                                         By:
                                            ------------------------------------
By:                                               Michael J. Batal, III, Partner
   --------------------------------
   J. Patterson McBaine, Manager Member

U.S. Development Capital Investment
Company

By:
   --------------------------------
         Ray Moss, Secretary                  /s/ Arvin H. Kash
                                                  Arvin H. Kash

GARDENBURGER, INC.

By:
   --------------------------------         ------------------------------------
      Richard C. Dietz, Executive Vice            William D. Smithberg
      President and Chief Financial Officer

                              Page 60 of 122 Pages

FARALLON CAPITAL PARTNERS, L.P.          FARALLON CAPITAL OFFSHORE INVESTORS,
FARALLON CAPITAL INSTITUTIONAL              INC.
   PARTNERS, L.P.                        THE COMMON FUND
FARALLON CAPITAL INSTITUTIONAL PARTNERS
   II, L.P.                              By:  Farallon Capital Management,
FARALLON CAPITAL INSTITUTIONAL PARTNERS       L.L.C., its Agent and
   III, L.P.                                  Attorney-in-Fact
TINICUM PARTNERS, L.P.
FARALLON CAPITAL (CP) INVESTORS, L.P.
                                         By:
                                            ------------------------------------
By:  Farallon Partners, L.L.C.,                   Managing Member
     its General Partner
                                         BT Capital Investors, L.P.

     By:
        ---------------------------
                Managing Member
                                         By:
                                            ------------------------------------
                                                  Michael J. Batal, III, Partner

Gruber & McBaine Capital Management,     BT Investment Partners, Inc.
L.L.C.

                                         By:
                                            ------------------------------------
By:                                               Michael J. Batal, III, Partner
   --------------------------------
   J. Patterson McBaine, Manager Member

U.S. Development Capital Investment
Company

By:
   --------------------------------
         Ray Moss, Secretary                ------------------------------------
                                                  Arvin H. Kash

GARDENBURGER, INC.

By:
   --------------------------------           /s/ William D. Smithberg
      Richard C. Dietz, Executive Vice            William D. Smithberg
      President and Chief Financial Officer

                              Page 61 of 122 Pages

FARALLON CAPITAL PARTNERS, L.P.          FARALLON CAPITAL OFFSHORE INVESTORS,
FARALLON CAPITAL INSTITUTIONAL              INC.
   PARTNERS, L.P.                        THE COMMON FUND
FARALLON CAPITAL INSTITUTIONAL PARTNERS
   II, L.P.                              By:  Farallon Capital Management,
FARALLON CAPITAL INSTITUTIONAL PARTNERS       L.L.C., its Agent and
   III, L.P.                                  Attorney-in-Fact
TINICUM PARTNERS, L.P.
FARALLON CAPITAL (CP) INVESTORS, L.P.
                                         By:
                                            ------------------------------------
By:  Farallon Partners, L.L.C.,                   Managing Member
     its General Partner
                                         BT Capital Investors, L.P.

     By:
        ---------------------------
                Managing Member
                                         By:
                                            ------------------------------------
                                                  Michael J. Batal, III, Partner

Gruber & McBaine Capital Management,     BT Investment Partners, Inc.
L.L.C.

                                         By:
                                            ------------------------------------
By:                                               Michael J. Batal, III, Partner
   --------------------------------
   J. Patterson McBaine, Manager Member

U.S. Development Capital Investment
Company

By:
   --------------------------------
         Ray Moss, Secretary                ------------------------------------
                                                  Arvin H. Kash

GARDENBURGER, INC.

By:  /s/ Richard C. Dietz
         Richard C. Dietz, Executive Vice   ------------------------------------
     President and Chief Financial Officer        William D. Smithberg

                              Page 62 of 122 Pages

FARALLON CAPITAL PARTNERS, L.P.          FARALLON CAPITAL OFFSHORE INVESTORS,
FARALLON CAPITAL INSTITUTIONAL              INC.
   PARTNERS, L.P.                        THE COMMON FUND
FARALLON CAPITAL INSTITUTIONAL PARTNERS
   II, L.P.                              By:  Farallon Capital Management,
FARALLON CAPITAL INSTITUTIONAL PARTNERS       L.L.C., its Agent and
   III, L.P.                                  Attorney-in-Fact
TINICUM PARTNERS, L.P.
FARALLON CAPITAL (CP) INVESTORS, L.P.
                                         By:
                                            ------------------------------------
By:  Farallon Partners, L.L.C.,                   Managing Member
     its General Partner
                                         BT Capital Investors, L.P.

     By:
        ---------------------------
                Managing Member
                                         By:
                                            ------------------------------------
                                                  Michael J. Batal, III, Partner

Gruber & McBaine Capital Management,     BT Investment Partners, Inc.
L.L.C.

                                         By:
                                            ------------------------------------
By:                                               Michael J. Batal, III, Partner
   --------------------------------
   J. Patterson McBaine, Manager Member

U.S. Development Capital Investment
Company

By:
   --------------------------------
         Ray Moss, Secretary                ------------------------------------
                                                  Arvin H. Kash

GARDENBURGER, INC.

By:
   --------------------------------
     Richard C. Dietz, Executive Vice      ------------------------------------
     President and Chief Financial Officer        William D. Smithberg

Lagunitas Partners, L.P.
Gruber & McBaine International
Lockheed Martin
Hamilton College

By:  /s/ J. Patterson McBaine
         J. Patterson McBaine,
Gruber & McBaine Capital Management LLC, Member Manager

Lagunitas Partners, L.P. - General Partner
Gruber & McBaine International - Attorney in Fact
Lockheed Martin - Attorney in Fact
Hamilton College - Attorney in Fact

                              Page 63 of 122 Pages

                                         ROSEWOOD CAPITAL III, L.P.

                                         By:  Rosewood Capital Associates, LLC,
                                              Its General Partner

                                         By:  /s/ Kyle A. Anderson
                                                  Kyle A. Anderson,
                                                  Managing Member










                              Page 64 of 122 Pages

                                    EXHIBIT A

                            SCHEDULE OF PURCHASERS

                                                                        Total
           Purchaser Name,            No. of Shares   No. of Shares    Purchase
           Address, Fax No.            of Series A     of Series B      Amount
                                          Stock           Stock

Rosewood Capital III, L.P.                850,000         150,000    $10,000,000
One Maritime Plaza, Suite 1330
San Francisco, CA  94111
(415) 362-1192

Farallon Capital Partners, L.P*           238,000          42,000     $2,800,000

Farallon Capital Institutional            255,000          45,000     $3,000,000
Partners, L.P.*

Farallon Capital Institutional             42,500           7,500       $500,000
Partners II, L.P.*

Farallon Capital Offshore Investors,      212,500          37,500     $2,500,000
Inc.*

The Common Fund*                            8,500           1,500       $100,000

Farallon Capital (CP) Investors, L.P.*     25,500           4,500       $300,000

Farallon Capital Institutional             51,000           9,000       $600,000
Partners III, L.P.*

Tinicum Partners, L.P.*                    17,000           3,000       $200,000

BT Capital Investors, L.P.                425,000          75,000     $5,000,000
Attn:  Michael J. Batal III
130 Liberty Street, Mailstop 2255
New York, NY 10006
Ph:  212-250-3402
Fax:  212-250-8375

BT Investment Partners, Inc.              127,500          22,500     $1,500,000

U.S. Development Capital Investment       127,500          22,500     $1,500,000
Company
Attn:  Ray Moss, Secretary
400 Northpark Town Center, Suite 310
1000 Abernathy Road, N.E.
Atlanta, GA  30328
Ph:  770-481-7200
Fax:  770-481-7210

     _____________________
     *c/o Farallon Capital Management LLC, One Maritime Plaza, Suite 1325, San Francisco, California 94111, Attn: Jason Fish and Susan Rubin, Facsimile:
     (415) 421-2133.

                                       A-1
                                                            Page 65 of 122 Pages

                                                                        Total
           Purchaser Name,            No. of Shares   No. of Shares    Purchase
           Address, Fax No.            of Series A     of Series B      Amount
                                          Stock           Stock

Lagunitas Partners, L.P.                  191,250          33,750     $2,250,000
Attn:  J. Patterson McBaine, Member
Manager
50 Osgood Place, Penthouse
San Francisco, CA  94133
Ph: 415-981-2101
Fax:  415-956-8769
Gruber & McBaine International             63,750          11,250       $750,000

Lockheed Martin                            59,500          10,500       $700,000

Hamilton College                           25,500           4,500       $300,000

Arvin H. Kash                              21,250           3,750       $250,000
77 West Wacker Drive, 47th Floor
Chicago, IL  60601
Ph:  312- 425-3600
Fax:  312-425-3601

William D. Smithburg                       21,250           3,750       $250,000
676 N. Michigan Avenue
Suite 3860
Chicago, IL  60611
Ph: 312- 867-5411
Fax: 312- 867-5415

Total                                   2,762,500         487,500    $32,500,000

                                      A-2
                                                            Page 66 of 122 Pages

                                    EXHIBIT B










                                      B-1
                                                            Page 67 of 122 Pages

                               Gardenburger, Inc.
                               ------------------
         Determination of Terms of Series A Convertible Preferred Stock

                  Series A Convertible Preferred Stock. The board of directors (the "Board") of Gardenburger, Inc. (the "Corporation") hereby establishes out of the authorized and unissued shares of Preferred Stock, no par value, of the Corporation (the "Preferred Stock") a series of Preferred Stock designated as "Series A Convertible Preferred Stock." The authorized number of shares of Series A Convertible Preferred Stock and the preferences, limitations, and relative rights and other matters pertaining to Series A Convertible Preferred Stock are as follows:

     1. Number of Shares. The Series A Convertible Preferred Stock ("Series A Preferred") shall consist of 2,762,500 shares. All shares of Series A Preferred shall be identical with each other in all respects.

     2. Dividends. Except as otherwise provided in this Section 2, the holders of shares of Series A Preferred shall be entitled to receive out of any legally available funds of the Corporation cumulative dividends at the rate of twelve percent (12%) per annum ("12% Cumulative Dividends") commencing with the date of original issuance of the shares of Series A Preferred (the "Original Issuance Date") and payable only in the event of a liquidation or deemed liquidation of the Corporation or the redemption of shares of Series A Preferred by the Corporation in accordance with Section 4 below or as otherwise provided herein. The 12% Cumulative Dividend per share shall be computed based upon a rate of twelve percent (12%) on a base amount of $10.00 per share of Series A Preferred. Any dividends declared upon shares of Series A Preferred shall be declared pro rata per share among the series and pari passu among the shares of Series A Preferred and all outstanding shares of Series B Convertible Preferred Stock ("Series B Preferred"), which is entitled to an identical dividend amount. No dividend may be paid on shares of the Corporation's common stock ("Common
Shares") or shares of any other class or series of the Corporation's capital stock (other than the Series B Preferred) (collectively, "Junior Shares") unless dividends have been or contemporaneously are declared and paid on all outstanding shares of Series A Preferred and on all outstanding shares of Series B Preferred in an amount equal to the greater of (i) the 12% Cumulative Dividends accrued on such shares through the record date for such dividend on the Junior Shares and (ii) the amount per share of Series A Preferred equal, on an as-converted basis, to the amount of the dividend then proposed to be declared and paid on the Junior Shares (the "Junior Dividends"), in each case less the amount of any 12% Cumulative Dividends previously paid with respect to such shares of the Series A Preferred and Series B Preferred. No Junior Shares shall be redeemed, purchased or otherwise acquired by the Corporation so long as any shares of Series A Preferred or Series B Preferred remain outstanding without the unanimous written consent of all holders of shares of Series A Preferred and Series B Preferred then outstanding. Holders of Series A Preferred and of Series B Preferred shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of the greater of the Junior Dividends and the 12% Cumulative Dividends accumulated with respect to such shares. Upon conversion of any shares of Series A Preferred or of Series B Preferred, any dividends accrued and payable with respect to such shares shall be forfeited and the Corporation shall have no further obligation to the holder of such shares for such accumulated dividends; provided that such forfeiture shall not apply to any dividends as to which
                                      -1-
Page 68 of 122 Pages
the Corporation has breached its payment obligation. No interest shall accrue on accumulated dividends prior to payment or forfeiture.

     3. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, or any distribution of assets to its shareholders, whether voluntary or involuntary, the holders of outstanding shares of Series A Preferred shall be entitled to receive for each share thereof, out of any legally available assets of the Corporation, in preference to the holders of Junior Shares but on a pari passu basis with the holders of outstanding shares of Series B Preferred, an amount equal to $10.00 (the "Original Issue Price") per share of Series A Preferred, plus any accumulated and unpaid dividends (including any amounts payable in connection with the payment of Junior Dividends) as of the date of liquidation, dissolution, or winding up of the Corporation (the "Series A Liquidation Preference Amount"), before any distribution shall be made to the holders of Junior Shares and contemporaneously with the payment of the liquidation preference of the Series B Preferred. After payment of the full amount to which such holders of shares of Series A Preferred are entitled, the holders of such shares shall have no right to any remaining assets of the Corporation. In the event that assets so distributable to holders of Series A Preferred and Series B Preferred are insufficient to permit payment of the full preferential amount to which holders of such shares are entitled, the entire assets legally available for distribution to shareholders shall be distributed ratably among the holders of Series A Preferred and Series B Preferred in proportion to the aggregate preferential amount to which each such holder is entitled. In case the Corporation shall desire to liquidate, dissolve, or wind up the Corporation, it shall give notice of such liquidation, dissolution, or winding up to holders of the shares of Series A Preferred by first class mail to the last address as may appear in the Corporation's records not less than 30 calendar days prior to the date fixed for liquidation, dissolution, or winding up. Each holder of Series A Preferred shall have the option to deem a merger or other business combination in which the Corporation is not the surviving entity, a sale of all or substantially all of the Corporation's assets, a capital reorganization of the Corporation, or a reclassification of the Common Shares to be a liquidation for purposes of this Section 3.

     4. Redemption. The shares of Series A Preferred may not be redeemed before December 31, 2004. Thereafter, the holders of a majority of the Series A Preferred outstanding may request that their shares of Series A Preferred be redeemed at a price equal to the Series A Liquidation Preference Amount; provided, however, that if at least $5,000,000 in principal amount of the 7% Convertible Senior Subordinated Notes ("Dresdner Notes") issued to Dresdner Kleinwort Benson Private Equity Partners, L.P.("Dresdner") remain outstanding, and Dresdner and its affiliates continue to own at least a majority of the outstanding principal amount of Dresdner Notes, then the Corporation may not redeem shares of Series A Preferred without the consent of the holders of a majority of the then outstanding principal amount of Dresdner Notes, and the right of redemption provided herein is subject to the receipt of such consent. Also after December 31, 2004, shares of Series A Preferred shall be redeemable at the option of the Corporation, in whole but not in part, at a redemption price equal to 105% of the Original Issue Price, plus all accumulated and unpaid dividends (including any amounts payable in connection with the payment of Junior Dividends); provided that (i) a registration statement covering the resale of the Common Shares issuable upon conversion of the Series A Preferred and the Series B Preferred is effective as of the date of the redemption, or is no longer required to be effective, and (ii) the closing price of the Common Shares as quoted on a national securities
                                      -2-
Page 69 of 122 Pages
exchange or market is greater than or equal to 200% of the Conversion Price (as defined in Section 7) for 60 consecutive trading days prior to notice of redemption. In case the Corporation shall desire to exercise its right to redeem all of the outstanding shares of Series A Preferred, it shall give notice of such redemption to holders of such shares by first class mail to the last address as may appear in the Corporation's records not less than 30 calendar days prior to the date fixed for redemption. Each notice shall specify the redemption date and the redemption price at which shares are to be redeemed. The holders of Series A Preferred shall continue to have the conversion rights specified in Section 7 until their shares of Series A Preferred are in fact redeemed. Any shares of Series A Preferred redeemed pursuant to this Section 4 shall be redeemed subject to the right of shares of Series B Preferred to participate pari passu in such redemption, the right of redemption of such shares being equal. Any partial redemption of shares of Series A Preferred shall be conducted pro rata among the series. Any shares that are redeemed or otherwise acquired by the Corporation shall be retired and canceled and shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series, and may thereafter be issued, but not as shares of the Series A Preferred.

     5. Voting Rights. Except as otherwise required by law and herein, each holder of Series A Preferred shall be entitled to a number of votes equal to the number of full Common Shares into which that holder's shares of Series A Preferred may be converted (eliminating any fractional shares that may result) and the Series A Preferred shall vote together with the Common Shares and the Series B Preferred as a single voting group. Notwithstanding the foregoing, so long as more than 1,408,875 shares of Series A Preferred remain outstanding, holders of Series A Preferred, voting as a separate voting group, shall by a majority of the outstanding shares be entitled to elect two directors to the Board. Holders of the Series A Preferred shall also be entitled to vote together with holders of the Common Shares and the Series B Preferred as a single voting group in the election of all other directors. Any director elected by the holders of Series A Preferred may be removed during his or her term of office, with or without cause, by, and only by, the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred, either at a special meeting of such shareholders duly called for that purpose or pursuant to a unanimous written consent of such shareholders, and any vacancy thereby created may be filled only by the holders of Series A Preferred at such special meeting or pursuant to a unanimous written consent. If any of the directors elected by the holders of Series A Preferred should cease to be a director for any reason, the vacancy shall only be filled by the vote of holders of a majority of the outstanding shares of Series A Preferred or pursuant to a unanimous written consent of such shareholders.

     6. Additional Class Votes by Series A Preferred and Series B Preferred. Except to the extent otherwise required by law, so long as at least 552,500 shares of Series A Preferred remain outstanding, the Corporation may not, without the consent of holders (voting together as a single voting group with the Series B Preferred so long as such series has comparable rights or acting by unanimous written consent) of at least a majority of the shares of Series A Preferred then outstanding, do any of the following:

          (a) authorize or issue any additional shares of Series A Preferred or Series B Preferred or any class of Preferred Stock on a parity with or having priority over the Series A Preferred or Series B Preferred as to the payment of dividends or the distribution of assets upon the liquidation or dissolution of the Corporation;
                                      -3-
Page 70 of 122 Pages

          (b) amend the Corporation's Articles of Incorporation or bylaws so as to alter any existing provision relating to the Series A Preferred or Series B Preferred or the holders thereof or adversely alter any of the rights granted to holders of Series A Preferred or Series B Preferred (other than to effect a reverse split of the Common Shares or to increase the number of authorized Common Shares);

          (c)   effect   a   change   of   control,   merger,   liquidation   or
     recapitalization of the capital stock of the Corporation;

          (d) sell or lease 25 percent or more of its assets, except in the ordinary course of business;

          (e) enter into any agreement, including any loan or credit agreement, capital lease or joint venture which would obligate the Corporation to incur capital lease obligations plus bank and other outstanding indebtedness (including any renewals, extensions or amendments to any obligations which exist on the Original Issuance Date) aggregating in excess of $35,000,000;

          (f) declare or pay any dividends or make any distributions with respect to its capital stock other than dividends payable on the Series A Preferred or the Series B Preferred;

          (g) purchase, redeem or otherwise acquire any of its equity securities other than the Dresdner Notes (in accordance with their terms), the Series A Preferred or the Series B Preferred;

          (h) issue additional securities to the Corporation's employees or directors, except for 3,370,123 Common Shares issuable upon the exercise of options granted pursuant to plans existing on the Original Issuance Date;

          (i) adopt, amend, or modify any stock option plan or employee stock ownership plan;

          (j) authorize or issue shares of any class or series of equity security the issuance of which would result in an adjustment in, or require a shareholder vote in order to adjust, the Conversion Price under Section 7(e);

          (k) enter into any agreement or engage in any transaction which would impair or reduce the rights and preferences of the holders of Series A Preferred (except for increasing the number of authorized shares of Common Stock);

          (l) enter into any transaction (or series of transactions), including loans, with any officer or director of the Company, or with their affiliates and/or family members, involving $100,000 or more individually in any one year or $500,000 or more in the aggregate in any one year, except as may be contemplated by currently existing contractual commitments;
                                      -4-
Page 71 of 122 Pages

          (m) change the primary business of the Corporation as it is presently conducted;

          (n) acquire any stock or assets of any corporation or any other business entity for an aggregate consideration in excess of $5,000,000;

          (o) increase the authorized number of directors of the Corporation above ten; and

          (p) amend the Rights Agreement dated as of April 25, 1996, as amended through the Original Issuance Date (the "Rights Agreement").

     7. Conversion. Each share of Series A Preferred shall be convertible into Common Shares as follows:

          (a) Conversion Ratio. Shares of Series A Preferred shall be convertible into such number of fully paid and nonassessable Common Shares as is determined by dividing the Original Issue Price ($10.00 per share) by the Conversion Price applicable to such share (determined as provided below) in effect on the date the shares are surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred shall be $10.00 (the "Conversion Price"), subject to adjustment as set forth in
     Section 7(e).

          (b) Optional Conversion. Each share of Series A Preferred shall be convertible into Common Shares, at the option of the holder thereof, at any time after the Original Issuance Date, at the offices of the Corporation or of any transfer agent for the Common Shares.

          (c) Mandatory Conversion. Each share of Series A Preferred shall be converted automatically into Common Shares at the then current Conversion Price immediately upon the vote or written consent of 66.7% of the then outstanding shares of Series A Preferred. Upon the occurrence of an event specified in this Section 7(c), the outstanding shares of Series A Preferred shall be converted whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. Upon the conversion of the Series A Preferred, the holders thereof shall surrender the certificate or certificates representing such shares, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Common Shares or the holder shall notify the Corporation or such transfer agent that such certificate has been lost, stolen, or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation against any loss incurred by it in connection therewith. Thereupon, the Corporation shall promptly issue and deliver to such holder, in the holder's name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of Common Shares into which the surrendered shares of Series A Preferred were converted.

          (d) Mechanics of Conversion. Before any holder of Series A Preferred will be entitled to convert shares of Series A Preferred into Common Shares (except as set forth in Section 7(c)), such holder shall surrender the certificate therefor, duly endorsed, at the office of the Corporation or its transfer agent for the Common Shares, and shall give written notice by mail, postage prepaid, to the Corporation, at its principal corporate office, of the
                                      -5-
Page 72 of 122 Pages
     election to convert shares of Series A Preferred and shall state in the notice the name in which the certificate for Common Shares should be issued. In the event of a missing certificate, the holder may notify the Corporation or such transfer agent that such certificate has been lost, stolen, or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation against any loss incurred by it in connection therewith. The Corporation will promptly thereafter, issue and deliver to such holder a certificate for the number of Common Shares to which such holder shall be entitled after the conversion. The conversion will be deemed to have been completed immediately prior to the close of business on the date of the surrender of the shares of Series A Preferred to be converted and the person entitled to receive the Common Shares issuable upon such conversion shall be treated as the record holder of such Common Shares as of such date.

          (e) Conversion Price Adjustments. The Conversion Price of a share of Series A Preferred shall be subject to adjustment from time to time as described below. Capitalized terms used in this section but not otherwise defined have the meanings given to them in the definitions in Section 7(e)(vii).

               (i)  Adjustments  for Common  Share  Issuances  Below  Conversion
          Price. Subject to shareholder approval if required at the time of adjustment, the Conversion Price will be subject to adjustment if and whenever on or after the Original Issuance Date, the Corporation issues or sells or in accordance with Section 7(e)(i)(A) or 7(e)(i)(B) is deemed to have issued or sold, any Common Shares for a consideration per share which is less than the Conversion Price in effect immediately prior to such issuance or sale. Upon such an event and subject to shareholder approval if required, the adjusted Conversion Price shall be determined by dividing (1) an amount equal to the sum of (x) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale or deemed issue or sale by the number of Common Shares Deemed Outstanding immediately prior to such issue or sale or deemed issue or sale, plus
          (y) the consideration, if any, received or deemed received by the Corporation upon such issue or sale, by (2) the number of Common Shares Deemed Outstanding immediately after such issue or sale or deemed issue or sale; provided that no adjustment in the Conversion Price will be made pursuant to this Section 7(e)(i) in connection with any Exempt Issuance. If any adjustment to the Conversion Price is made upon the issuance of Options or Convertible Securities and such Options or Convertible Securities expire without being converted or exercised, then the Conversion Price shall be readjusted to the amount that would have been in effect had such Options or Convertible Securities never been issued or sold; provided that no readjustment provided for in Section 7(e) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date (immediately prior to the adjustment), or (ii) the Conversion Price that results from any actual issuance of additional Common Shares between the original adjustment date and such readjustment date. Conversion Price adjustments under this Section 7(e) shall be calculated based on the following provisions in the event Options or Convertible Securities are issued.

               (A) Issuance of Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Shares are issuable upon the exercise of such Options, or upon the conversion or exchange of any Convertible Securities issuable upon the exercise of such Options, is less than the Conversion Price in effect
                                      -6-
Page 73 of 122 Pages
          immediately prior to the time of the granting or sale of such Options, then the maximum number of Common Shares issuable upon the exercise of such Options, or upon conversion or exchange of the maximum amount of such Convertible Securities issuable upon the exercise of such Options, will be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this Section
          (7)(e)(i)(A), the "price per share for which Common Shares are issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options" will be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the maximum number of Common Shares issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price will be made upon the actual issuance of Common Shares or of such Convertible Securities upon the exercise of such Options or upon the issuance of Common Shares upon conversion or exchange of such Convertible Securities.

               (B) Effect of Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Shares are issuable upon the conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of Common Shares issuable upon conversion or exchange of all such Convertible Securities will be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section (7)(e)(i)(B), the "price per share for which Common Shares are issuable upon conversion or exchange thereof" will be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the maximum number of Common Shares issuable upon the exchange of all such Convertible Securities. No further adjustment of the Conversion Price will be made upon the actual issuance of such Common Shares upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section (7)(e), no further adjustment of the Conversion Price will be made by reason of such issue or sale.

               (C) Integrated Transaction. If Options or Convertible Securities are issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Options or
          Convertible Securities by the parties thereto, the Options or Convertible Securities will be deemed to have been issued without consideration.
                                      -7-
Page 74 of 122 Pages

               (D) Calculation of Consideration Received. If any Common Shares, Options, or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, then the consideration received therefor will be deemed to be the net amount received by the Corporation. If any Common Shares, Options, or Convertible Securities are issued or sold for a consideration other than cash, then the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration as determined in good faith by the Board, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Market Price thereof as of the date of receipt. If any Common Shares, Options, or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, then the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Shares, Options or Convertible Securities, as the case may be.

               (ii) Record Date for Dividend or Split. In the event the Corporation should fix a record date for (1) a split or subdivision of the outstanding Common Shares or (2) a dividend or other distribution payable in Common Shares or Options or Convertible Securities without payment of any consideration, then, as of such record date the Conversion Price shall be appropriately decreased so the number of Common Shares issuable on conversion of each share of Series A Preferred shall be increased in proportion to such increase in the aggregate number of Common Shares outstanding or issuable with respect to such Options or Convertible Securities.

               (iii) Combinations. If the number of Common Shares outstanding is decreased by a combination of the outstanding Common Shares, then, as of the record date of such combination, the Conversion Price for the Series A Preferred shall be appropriately increased so the number of Common Shares issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding Common Shares.

               (iv) Recapitalization, Consolidation, Merger, Etc. In case of any change in the Common Shares through recapitalization, reclassification, or other change in the capital structure of the Corporation (other than a combination of shares or the issuance of additional Common Shares by stock split or stock dividend) or through any merger or consolidation which is effected such that holders of Common Shares are entitled to receive stock, securities, cash, or other assets in exchange for Common Shares, then, as a condition of the change in capital structure or merger, provision shall be made so that the holders of the Series A Preferred will have the right thereafter to receive upon conversion the kind and amount of shares of stock or other securities or property to which such holders would have been entitled if, immediately prior to such change in capital structure, such holder had held the number of Common Shares issuable upon conversion of the Series A Preferred. In addition, appropriate provision will be made with respect to the holder's rights and interests to ensure that the provisions in this Section 7 will thereafter be applicable in relation to any shares of stock, securities, cash, or other assets thereafter deliverable upon the conversion of Series A Preferred.

               (v) Special Conversion Price Adjustment. If the Common Shares issuable upon conversion of Series A Preferred ("Registrable Securities") are not, within 120 days of the issuance of such shares ("Penalty Date"), subject to an effective registration statement filed with the Securities and Exchange Commission ("SEC"), then the Conversion
                                      -8-
Page 75 of 122 Pages

          Price of the Series A Preferred shall be reduced five percent (5%), effective on the Penalty Date. Thereafter, for each ninety (90) day period after the Penalty Date that such Common Shares remain unregistered, the Conversion Price shall be reduced by an additional five percent. No further Conversion Price adjustments provided for in this Section 7(e)(v) shall be made once a registration statement covering the Registrable Securities has been declared effective by the SEC.

               (vi) Protection Against Dilution. If any event occurs as to which, in the opinion of the Board, the other provisions of this
          Section 7(e) are not strictly applicable or would not fairly protect the rights of the holders of Series A Preferred in accordance with the intent of these anti-dilution provisions, then the Board shall make an adjustment in accordance with the intent of these provisions to protect the holders' rights in the Series A Preferred, but in no event shall any adjustment have the effect of increasing the Conversion Price (except in the case of a combination of Common Shares described in Section 7(e)(iii)).

               (vii) Definitions for Section 7(e).

          "Common Shares Deemed Outstanding" means, at any given time, the number of Common Shares actually outstanding at such time, plus the number of Common Shares that would be issued if all outstanding Options and Convertible Securities exercisable for Common Shares or for other Options or Convertible Securities were exercised or converted regardless of whether or not the applicable securities are actually exercisable at such time, but excluding any Common Shares issuable upon conversion of the Series A Preferred or any outstanding shares of Series B Preferred.

          "Convertible Securities" means any securities or other rights to acquire securities directly or indirectly convertible into or exchangeable for Common Shares.

          "Exempt Issuance" means the issuance of any Common Shares or other securities (i) upon the exercise or conversion of Options or other securities granted pursuant to plans existing on the Original Issuance Date, (ii) upon exercise of Options granted or to be granted after the Original Issuance Date under any employee benefit plan or plans adopted by the Board, provided that the exercise price is not less than the fair market value on the date of grant, (iii) upon conversion of outstanding shares of Series A Preferred or Series B Preferred, or an adjustment to the Conversion Price or the conversion price of the Series B Preferred, (iv) which are restricted securities subject to a substantial risk of forfeiture issued pursuant to benefit plans adopted by the Board, (v) pursuant to employee benefit plans qualified under Section 401(k) or 423 of the Internal Revenue Code, (vi) to satisfy semi-annual interest obligations to holders of the Dresdner Notes outstanding on the Original Issuance Date, or
     (vii) pursuant to the Rights Agreement, including the Rights contemplated thereby.

          "Market Price" of any security means the average of the closing prices of such security's sales on all national securities exchanges or markets on which such security may at the time be listed, or, if there has been no sale on any such exchange or market on any day, or, if on any day such security is not so listed, then the representative bid price of such security quoted in the NASDAQ System as of 4:00 p.m., New York time, on such day, or, if on any day such security is not quoted in the NASDAQ System, then the highest bid price of such security
                                      -9-
Page 76 of 122 Pages
     on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case, averaged over a period of five days consisting of the day as of which "Market Price" is being determined and the four consecutive business days prior to such day. If at any time such security is not listed on any national securities exchange or market or quoted in the NASDAQ System or the over-the-counter market, then the "Market Price" will be the fair value thereof determined in good faith by the Board.

          "Options" means any securities or other rights to subscribe for or purchase, directly or indirectly, Common Shares or Convertible Securities.

          (f) Notice of Conversion Price Adjustments. When an adjustment or readjustment of the Conversion Price is required pursuant to Section 7(e), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms of this Section 7 and prepare and furnish to each holder of Series A Preferred a notice setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based.

          (g) Reservation of Shares. The Corporation shall at all times reserve and keep available from its authorized but unissued Common Shares such number of Common Shares as shall be sufficient to effect the conversion of all outstanding shares of Series A Preferred; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in reasonable efforts to obtain the requisite shareholder approval of any necessary amendment to the Corporation's Articles of Incorporation.

          (h) No Fractional Shares. No fractional shares shall be issued upon the conversion of shares of Series A Preferred, and the number of Common Shares to be issued shall be rounded to the nearest whole share.

     8. Notices. Any notice required by the provisions of Section 7 to be given to the holders of shares of Series A Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at the holder's address appearing on the books of the Corporation. A holder of shares of Series A Preferred may change such address by written notice to the Corporation.
                                      -10-
Page 77 of 122 Pages

                               Gardenburger, Inc.
                               ------------------
         Determination of Terms of Series B Convertible Preferred Stock

     Series B Convertible Preferred Stock. The board of directors (the "Board")of Gardenburger, Inc. (the "Corporation") hereby establishes out of theauthorized and unissued shares of Preferred Stock, no par value, of the Corporation (the "Preferred Stock") a series of Preferred Stock designated as "Series B Convertible Preferred Stock." The authorized number of shares of Series B Convertible Preferred Stock and the preferences, limitations, and relative rights and other matters pertaining to Series B Convertible Preferred Stock are as follows:

     1. Number of Shares. The Series B Convertible Preferred Stock ("Series B Preferred") shall consist of 487,500 shares. All shares of Series B Preferred shall be identical with each other in all respects.

     2. Dividends. Except as otherwise provided in this Section 2, the holders of shares of Series B Preferred shall be entitled to receive out of any legally available funds of the Corporation cumulative dividends at the rate of twelve percent (12%) per annum ("12% Cumulative Dividends") commencing with the date of original issuance of the shares of Series B Preferred (the "Original Issuance Date") and payable only in the event of a liquidation or deemed liquidation of the Corporation or the redemption of shares of Series B Preferred by the Corporation in accordance with Section 4 below or as otherwise provided herein. The 12% Cumulative Dividend per share shall be computed based upon a rate of twelve percent (12%) on a base amount of $10.00 per share of Series B Preferred. Any dividends declared upon shares of Series B Preferred shall be declared pro rata per share among the series and pari passu among the shares of Series B Preferred and all outstanding shares of Series A Convertible Preferred Stock ("Series A Preferred"), which is entitled to an identical dividend amount. No dividend may be paid on shares of the Corporation's common stock ("Common
Shares") or shares of any other class or series of the Corporation's capital stock (other than the Series A Preferred) (collectively, "Junior Shares") unless dividends have been or contemporaneously are declared and paid on all outstanding shares of Series B Preferred and on all outstanding shares of Series A Preferred in an amount equal to the greater of (i) the 12% Cumulative Dividends accrued on such shares through the record date for such dividend on the Junior Shares and (ii) the amount per share of Series B Preferred equal, on an as-converted basis, to the amount of the dividend then proposed to be declared and paid on the Junior Shares (the "Junior Dividends"), in each case less the amount of any 12% Cumulative Dividends previously paid with respect to such shares of the Series A Preferred and Series B Preferred. No Junior Shares shall be redeemed, purchased or otherwise acquired by the Corporation so long as any shares of Series A Preferred or Series B Preferred remain outstanding without the unanimous written consent of all holders of shares of Series A Preferred and Series B Preferred then outstanding. Holders of Series A Preferred and of Series B Preferred shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of the greater of the Junior Dividends and the 12% Cumulative Dividends accumulated with respect to such shares. Upon conversion of any shares of Series A Preferred or of Series B Preferred, any dividends accrued and payable with respect to such shares shall be forfeited and the Corporation shall have no further obligation to the holder of such shares for such accumulated dividends; provided that such forfeiture shall not apply to any dividends as to which
                                      -1-
Page 78 of 122 Pages
the Corporation has breached its payment obligation. No interest shall accrue on accumulated dividends prior to payment or forfeiture.

     3. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, or any distribution of assets to its shareholders, whether voluntary or involuntary, the holders of outstanding shares of Series B Preferred shall be entitled to receive for each share thereof, out of any legally available assets of the Corporation, in preference to the holders of Junior Shares but on a pari passu basis with the holders of outstanding shares of Series A Preferred, an amount equal to $10.00 (the "Original Issue Price") per share of Series B Preferred, plus any accumulated and unpaid dividends (including any amounts payable in connection with the payment of Junior Dividends) as of the date of liquidation, dissolution, or winding up of the Corporation (the "Series B Liquidation Preference Amount"), before any distribution shall be made to the holders of Junior Shares and contemporaneously with the payment of the liquidation preference of the Series A Preferred. After payment of the full amount to which such holders of shares of Series B Preferred are entitled, the holders of such shares shall have no right to any remaining assets of the Corporation. In the event that assets so distributable to holders of Series A Preferred and Series B Preferred are insufficient to permit payment of the full preferential amount to which holders of such shares are entitled, the entire assets legally available for distribution to shareholders shall be distributed ratably among the holders of Series A Preferred and Series B Preferred in proportion to the aggregate preferential amount to which each such holder is entitled. In case the Corporation shall desire to liquidate, dissolve, or wind up the Corporation, it shall give notice of such liquidation, dissolution, or winding up to holders of the shares of Series B Preferred by first class mail to the last address as may appear in the Corporation's records not less than 30 calendar days prior to the date fixed for liquidation, dissolution, or winding up. Each holder of Series B Preferred shall have the option to deem a merger or other business combination in which the Corporation is not the surviving entity, a sale of all or substantially all of the Corporation's assets, a capital reorganization of the Corporation, or a reclassification of the Common Shares to be a liquidation for purposes of this Section 3.

     4. Redemption. The shares of Series B Preferred may not be redeemed before December 31, 2004. Thereafter, the holders of a majority of the Series B Preferred outstanding may request that their shares of Series B Preferred be redeemed at a price equal to the Series B Liquidation Preference Amount; provided, however, that if at least $5,000,000 in principal amount of the 7% Convertible Senior Subordinated Notes ("Dresdner Notes") issued to Dresdner Kleinwort Benson Private Equity Partners, L.P.("Dresdner") remain outstanding, and Dresdner and its affiliates continue to own at least a majority of the outstanding principal amount of Dresdner Notes, then the Corporation may not redeem shares of Series B Preferred without the consent of the holders of a majority of the then outstanding principal amount of Dresdner Notes, and the right of redemption provided herein is subject to the receipt of such consent. Also after December 31, 2004, shares of Series B Preferred shall be redeemable at the option of the Corporation, in whole but not in part, at a redemption price equal to 105% of the Original Issue Price, plus all accumulated and unpaid dividends (including any amounts payable in connection with the payment of Junior Dividends); provided that (i) a registration statement covering the resale of the Common Shares issuable upon conversion of the Series A Preferred and the Series B Preferred is effective as of the date of the redemption, or is no longer required to be effective, and (ii) the closing price of the Common Shares as quoted on a national securities
                                      -2-
Page 79 of 122 Pages
exchange or market is greater than or equal to 200% of the Conversion Price (as defined in Section 7) for 60 consecutive trading days prior to notice of redemption. In case the Corporation shall desire to exercise its right to redeem all of the outstanding shares of Series B Preferred, it shall give notice of such redemption to holders of such shares by first class mail to the last address as may appear in the Corporation's records not less than 30 calendar days prior to the date fixed for redemption. Each notice shall specify the redemption date and the redemption price at which shares are to be redeemed. The holders of Series B Preferred shall continue to have the conversion rights specified in Section 7 until their shares of Series B Preferred are in fact redeemed. Any shares of Series B Preferred redeemed pursuant to this Section 4 shall be redeemed subject to the right of shares of Series A Preferred to participate pari passu in such redemption, the right of redemption of such shares being equal. Any partial redemption of shares of Series B Preferred shall be conducted pro rata among the series. Any shares that are redeemed or otherwise acquired by the Corporation shall be retired and canceled and shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series, and may thereafter be issued, but not as shares of the Series B Preferred.

     5. Voting Rights. Except as otherwise required by law and herein, each holder of Series B Preferred shall be entitled to a number of votes equal to the number of full Common Shares into which that holder's shares of Series B Preferred may be converted (eliminating any fractional shares that may result) and the Series B Preferred shall vote together with the Common Shares and the Series A Preferred as a single voting group, including with respect to the election of directors other than the two directors which the holders of the Series A Preferred have the right to elect as a separate voting group. Notwithstanding the foregoing, if the number of Common Shares into which shares of Series B Preferred can be converted is increased pursuant to a Conversion Adjustment under Section 7(e)(vi) below, the voting entitlement set forth herein shall not be correspondingly increased and the voting rights of Series B Preferred shall be calculated as if such Conversion Adjustment had not occurred.

     6. Additional Class Votes by Series A Preferred and Series B Preferred. Except to the extent otherwise required by law, so long as at least 97,500 shares of Series B Preferred remain outstanding, the Corporation may not, without the consent of holders (voting together as a single voting group with the Series A Preferred so long as such series has comparable rights, or acting by unanimous written consent) of at least a majority of the shares of Series B Preferred then outstanding, do any of the following:

          (a) authorize or issue any additional shares of Series A Preferred or Series B Preferred or any class of Preferred Stock on a parity with or having priority over the Series A Preferred or Series B Preferred as to the payment of dividends or the distribution of assets upon the liquidation or dissolution of the Corporation;

          (b) amend the Corporation's Articles of Incorporation or bylaws so as to alter any existing provision relating to the Series A Preferred or Series B Preferred or the holders thereof or adversely alter any of the rights granted to holders of Series A Preferred or Series B Preferred (other than to effect a reverse split of the Common Shares or to increase the number of authorized Common Shares);

          (c)   effect   a   change   of   control,   merger,   liquidation   or
     recapitalization of the capital stock of the Corporation;
                                      -3-
Page 80 of 122 Pages

          (d) sell or lease 25 percent or more of its assets, except in the ordinary course of business;

          (e) enter into any agreement, including any loan or credit agreement, capital lease or joint venture which would obligate the Corporation to incur capital lease obligations plus bank and other outstanding indebtedness (including any renewals, extensions or amendments to any obligations which exist on the Original Issuance Date) aggregating in excess of $35,000,000;

          (f) declare or pay any dividends or make any distributions with respect to its capital stock other than dividends payable on the Series A Preferred or the Series B Preferred;

          (g) purchase, redeem or otherwise acquire any of its equity securities other than the Dresdner Notes (in accordance with their terms), the Series A Preferred or the Series B Preferred;

          (h) issue additional securities to the Corporation's employees or directors, except for 3,370,123 Common Shares issuable upon the exercise of options granted pursuant to plans existing on the Original Issuance Date;

          (i) adopt, amend, or modify any stock option plan or employee stock ownership plan;

          (j) authorize or issue shares of any class or series of equity security the issuance of which would result in an adjustment in, or require a shareholder vote in order to adjust, the Conversion Price under Section 7(e);

          (k) enter into any agreement or engage in any transaction which would impair or reduce the rights and preferences of the holders of Series B Preferred (except for increasing the number of authorized shares of Common Stock);

          (l) enter into any transaction (or series of transactions), including loans, with any officer or director of the Company, or with their affiliates and/or family members, involving $100,000 or more individually in any one year or $500,000 or more in the aggregate in any one year, except as may be contemplated by currently existing contractual commitments;

          (m) change the primary business of the Corporation as it is presently conducted;

          (n) acquire any stock or assets of any corporation or any other business entity for an aggregate consideration in excess of $5,000,000;

          (o) increase the authorized number of directors of the Corporation above ten; and

          (p) amend the Rights Agreement dated as of April 25, 1996, as amended through the Original Issuance Date (the "Rights Agreement").
                                      -4-
Page 81 of 122 Pages

     7. Conversion. Each share of Series B Preferred shall be convertible into Common Shares as follows:

          (a) Conversion Ratio. Shares of Series B Preferred shall be convertible into such number of fully paid and nonassessable Common Shares as is determined by dividing the Original Issue Price ($10.00 per share) by the Conversion Price applicable to such share (determined as provided below) in effect on the date the shares are surrendered for conversion. The initial Conversion Price per share for shares of Series B Preferred shall be $10.00 (the "Conversion Price"), subject to adjustment as set forth in
     Section 7(e).

          (b) Optional Conversion. Each share of Series B Preferred shall be convertible into Common Shares, at the option of the holder thereof, at any time after the Original Issuance Date, at the offices of the Corporation or of any transfer agent for the Common Shares.

          (c) Mandatory Conversion. Each share of Series B Preferred shall be converted automatically into Common Shares at the then current Conversion Price immediately upon the vote or written consent of 66.7% of the then outstanding shares of Series B Preferred. Upon the occurrence of an event specified in this Section 7(c), the outstanding shares of Series B Preferred shall be converted whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. Upon the conversion of the Series B Preferred, the holders thereof shall surrender the certificate or certificates representing such shares, duly endorsed, at the principal office of the Corporation or of any transfer agent for the Common Shares or the holder shall notify the Corporation or such transfer agent that such certificate has been lost, stolen, or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation against any loss incurred by it in connection therewith. Thereupon, the Corporation shall promptly issue and deliver to such holder, in the holder's name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of Common Shares into which the surrendered shares of Series B Preferred were converted.

          (d) Mechanics of Conversion. Before any holder of Series B Preferred will be entitled to convert shares of Series B Preferred into Common Shares (except as set forth in Section 7(c)), such holder shall surrender the certificate therefor, duly endorsed, at the office of the Corporation or its transfer agent for the Common Shares, and shall give written notice by mail, postage prepaid, to the Corporation, at its principal corporate office, of the election to convert shares of Series B Preferred and shall state in the notice the name in which the certificate for Common Shares should be issued. In the event of a missing certificate, the holder may notify the Corporation or such transfer agent that such certificate has been lost, stolen, or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation against any loss incurred by it in connection therewith. The Corporation will promptly thereafter, issue and deliver to such holder a certificate for the number of Common Shares to which such holder shall be entitled after the conversion. The conversion will be deemed to have been completed immediately prior to the close of business on the date of the surrender of the shares of Series B Preferred to be converted and the person entitled to receive the Common Shares issuable upon such conversion shall be treated as the record holder of such Common Shares as of such date.
                                      -5-
Page 82 of 122 Pages

          (e) Conversion Price Adjustments. The Conversion Price of a share of Series B Preferred shall be subject to adjustment from time to time as described below. Capitalized terms used in this section but not otherwise defined have the meanings given to them in the definitions in Section 7(e)(viii).

               (i)  Adjustments  for Common  Share  Issuances  Below  Conversion
          Price. Subject to shareholder approval if required at the time of adjustment, the Conversion Price will be subject to adjustment if and whenever on or after the Original Issuance Date, the Corporation issues or sells or in accordance with Section 7(e)(i)(A) or 7(e)(i)(B) is deemed to have issued or sold, any Common Shares for a consideration per share which is less than the Conversion Price in effect immediately prior to such issuance or sale. Upon such an event and subject to shareholder approval if required, the adjusted Conversion Price shall be determined by dividing (1) an amount equal to the sum of (x) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale or deemed issue or sale by the number of Common Shares Deemed Outstanding immediately prior to such issue or sale or deemed issue or sale, plus
          (y) the consideration, if any, received or deemed received by the Corporation upon such issue or sale, by (2) the number of Common Shares Deemed Outstanding immediately after such issue or sale or deemed issue or sale; provided that no adjustment in the Conversion Price will be made pursuant to this Section 7(e)(i) in connection with any Exempt Issuance. If any adjustment to the Conversion Price is made upon the issuance of Options or Convertible Securities and such Options or Convertible Securities expire without being converted or exercised, then the Conversion Price shall be readjusted to the amount that would have been in effect had such Options or Convertible Securities never been issued or sold; provided that no readjustment provided for in Section 7(e) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date (immediately prior to the adjustment), or (ii) the Conversion Price that results from any actual issuance of additional Common Shares between the original adjustment date and such readjustment date. Conversion Price adjustments under this Section 7(e) shall be calculated based on the following provisions in the event Options or Convertible Securities are issued.

               (A) Issuance of Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Shares are issuable upon the exercise of such Options, or upon the conversion or exchange of any Convertible Securities issuable upon the exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the maximum number of Common Shares issuable upon the exercise of such Options, or upon conversion or exchange of the maximum amount of such Convertible Securities issuable upon the exercise of such Options, will be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this Section
          (7)(e)(i)(A), the "price per share for which Common Shares are issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options" will be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any,
                                      -6-
Page 83 of 122 Pages
          payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the maximum number of Common Shares issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price will be made upon the actual issuance of Common Shares or of such Convertible Securities upon the exercise of such Options or upon the issuance of Common Shares upon conversion or exchange of such Convertible Securities.

               (B) Effect of Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Shares are issuable upon the conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of Common Shares issuable upon conversion or exchange of all such Convertible Securities will be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section (7)(e)(i)(B), the "price per share for which Common Shares are issuable upon conversion or exchange thereof" will be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the maximum number of Common Shares issuable upon the exchange of all such Convertible Securities. No further adjustment of the Conversion Price will be made upon the actual issuance of such Common Shares upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section (7)(e), no further adjustment of the Conversion Price will be made by reason of such issue or sale.

               (C) Integrated Transaction. If Options or Convertible Securities are issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Options or
          Convertible Securities by the parties thereto, the Options or Convertible Securities will be deemed to have been issued without consideration.

               (D) Calculation of Consideration Received. If any Common Shares, Options, or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, then the consideration received therefor will be deemed to be the net amount received by the Corporation. If any Common Shares, Options, or Convertible Securities are issued or sold for a consideration other than cash, then the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration as determined in good faith by the Board, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Market Price thereof as of the date of receipt. If any Common Shares, Options, or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, then the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Shares, Options or Convertible Securities, as the case may be.
                                      -7-
Page 84 of 122 Pages

               (ii) Record Date for Dividend or Split. In the event the Corporation should fix a record date for (1) a split or subdivision of the outstanding Common Shares or (2) a dividend or other distribution payable in Common Shares or Options or Convertible Securities without payment of any consideration, then, as of such record date the Conversion Price shall be appropriately decreased so the number of Common Shares issuable on conversion of each share of Series B Preferred shall be increased in proportion to such increase in the aggregate number of Common Shares outstanding or issuable with respect to such Options or Convertible Securities.

               (iii) Combinations. If the number of Common Shares outstanding is decreased by a combination of the outstanding Common Shares, then, as of the record date of such combination, the Conversion Price for the Series B Preferred shall be appropriately increased so the number of Common Shares issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding Common Shares.

               (iv) Recapitalization, Consolidation, Merger, Etc. In case of any change in the Common Shares through recapitalization, reclassification, or other change in the capital structure of the Corporation (other than a combination of shares or the issuance of additional Common Shares by stock split or stock dividend) or through any merger or consolidation which is effected such that holders of Common Shares are entitled to receive stock, securities, cash, or other assets in exchange for Common Shares, then, as a condition of the change in capital structure or merger, provision shall be made so that the holders of the Series B Preferred will have the right thereafter to receive upon conversion the kind and amount of shares of stock or other securities or property to which such holders would have been entitled if, immediately prior to such change in capital structure, such holder had held the number of Common Shares issuable upon conversion of the Series B Preferred. In addition, appropriate provision will be made with respect to the holder's rights and interests to ensure that the provisions in this Section 7 will thereafter be applicable in relation to any shares of stock, securities, cash, or other assets thereafter deliverable upon the conversion of Series B Preferred.

               (v) Special Conversion Price Adjustment. If the Common Shares issuable upon conversion of Series B Preferred ("Registrable Securities") are not, within 120 days of the issuance of such shares ("Penalty Date"), subject to an effective registration statement filed with the Securities and Exchange Commission ("SEC"), then the Conversion Price of the Series B Preferred shall be reduced five percent (5%), effective on the Penalty Date. Thereafter, for each ninety (90) day period after the Penalty Date that such Common Shares remain unregistered, the Conversion Price shall be reduced by an additional five percent. No further Conversion Price adjustments provided for in this Section 7(e)(v) shall be made once a registration statement covering the Registrable Securities has been declared effective by the SEC.

               (vi) Reset Provision. In the event that the Corporation does not achieve (i) net sales of at least $135,000,000 and an operating loss, if any, of less than $1,000,000 for fiscal year 1999 and (ii) net sales of at least $180,000,000 and operating income of at least $18,000,000 for fiscal year 2000 (each a "Performance Target"), then the Conversion Price promptly following the determination of a failure to achieve a Performance Target based on the audited financial statements of the Corporation, shall be reduced to an amount which will allow all outstanding shares of Series B Preferred to be converted as of the date of such
                                      -8-
Page 85 of 122 Pages
          adjustment into 1,300,000 Common Shares ("Conversion Adjustment"), subject to any adjustments made to the Conversion Price prior to a Conversion Adjustment. If a Conversion Adjustment occurs, the
          Corporation will provide notice to each holder of Series B Preferred setting forth such adjustment, the calculation of the new Conversion Price for the Series B Preferred, and in reasonable detail the facts upon which such Conversion Adjustment is based.

               (vii) Protection Against Dilution. If any event occurs as to which, in the opinion of the Board, the other provisions of this
          Section 7(e) are not strictly applicable or would not fairly protect the rights of the holders of Series B Preferred in accordance with the intent of these anti-dilution provisions, then the Board shall make an adjustment in accordance with the intent of these provisions to protect the holders' rights in the Series B Preferred, but in no event shall any adjustment have the effect of increasing the Conversion Price (except in the case of a combination of Common Shares described in Section 7(e)(iii)).

               (viii) Definitions for Section 7(e).

          "Common Shares Deemed Outstanding" means, at any given time, the number of Common Shares actually outstanding at such time, plus the number of Common Shares that would be issued if all outstanding Options and Convertible Securities exercisable for Common Shares or for other Options or Convertible Securities were exercised or converted regardless of whether or not the applicable securities are actually exercisable at such time, but excluding any Common Shares issuable upon conversion of the Series B Preferred or any outstanding shares of Series A Preferred.

          "Convertible Securities" means any securities or other rights to acquire securities directly or indirectly convertible into or exchangeable for Common Shares.

          "Exempt Issuance" means the issuance of any Common Shares or other securities (i) upon the exercise or conversion of Options or other securities granted pursuant to plans existing on the Original Issuance Date, (ii) upon exercise of Options granted or to be granted after the Original Issuance Date under any employee benefit plan or plans adopted by the Board, provided that the exercise price is not less than the fair market value on the date of grant, (iii) upon conversion of outstanding shares of Series A Preferred or Series B Preferred, or an adjustment to the Conversion Price or the conversion price of the Series A Preferred, (iv) which are restricted securities subject to a substantial risk of forfeiture issued pursuant to benefit plans adopted by the Board, (v) pursuant to employee benefit plans qualified under Section 401(k) or 423 of the Internal Revenue Code, (vi) to satisfy semi-annual interest obligations to holders of the Dresdner Notes outstanding on the Original Issuance Date, or
     (vii) pursuant to the Rights Agreement, including the Rights contemplated thereby .

          "Market Price" of any security means the average of the closing prices of such security's sales on all national securities exchanges or markets on which such security may at the time be listed, or, if there has been no sale on any such exchange or market on any day, or, if on any day such security is not so listed, then the representative bid price of such security quoted in the NASDAQ System as of 4:00 p.m., New York time, on such day, or, if on any day such security is not quoted in the NASDAQ System, then the highest bid price of such security on such day in the domestic over-the-counter market as reported by the National Quotation
                                      -9-
Page 86 of 122 Pages

     Bureau, Incorporated, or any similar successor organization, in each such case, averaged over a period of five days consisting of the day as of which "Market Price" is being determined and the four consecutive business days prior to such day. If at any time such security is not listed on any national securities exchange or market or quoted in the NASDAQ System or the over-the-counter market, then the "Market Price" will be the fair value thereof determined in good faith by the Board.

          "Options" means any securities or other rights to subscribe for or purchase, directly or indirectly, Common Shares or Convertible Securities.

          (f) Notice of Conversion Price Adjustments. When an adjustment or readjustment of the Conversion Price is required pursuant to Section 7(e), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms of this Section 7 and prepare and furnish to each holder of Series B Preferred a notice setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based.

          (g) Reservation of Shares. The Corporation shall at all times reserve and keep available from its authorized but unissued Common Shares such number of Common Shares as shall be sufficient to effect the conversion of all outstanding shares of Series B Preferred, including pursuant to Section 7(e)(vi) hereof, and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in reasonable efforts to obtain the requisite shareholder approval of any necessary amendment to the Corporation's Articles of Incorporation.

          (h) No Fractional Shares. No fractional shares shall be issued upon the conversion of shares of Series B Preferred, and the number of Common Shares to be issued shall be rounded to the nearest whole share.

     8. Notices. Any notice required by the provisions of Section 7 to be given to the holders of shares of Series B Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at the holder's address appearing on the books of the Corporation. A holder of shares of Series B Preferred may change such address by written notice to the Corporation.
                                      -10-
Page 87 of 122 Pages

                                                                       EXHIBIT 3
                                                                              to
                                                                    SCHEDULE 13D




                      ------------------------------------



                              GARDENBURGER, INC.



                          INVESTOR RIGHTS AGREEMENT



                                April 14, 1999



                      ------------------------------------










                                                            Page 88 of 122 Pages

                              TABLE OF CONTENTS
                              -----------------
                                                                          Page
                                                                          ----

1.    Definitions and Accounting Terms.....................................1
      1.1   Certain Defined Terms..........................................1
      1.2   Accounting Terms...............................................4

2.    Covenants of the Company.............................................4
      2.1   Affirmative Covenants of the Company Other Than Reporting
            Requirements...................................................4
      2.2   Reporting Requirements of the Company..........................5
      2.3   Inspection of Property.........................................6
      2.4   Confidentiality................................................6

3.    Registration.........................................................7
      3.1   Mandatory Registration.........................................7
      3.2   Conversion by the Company......................................8
      3.3   Piggyback Registration.........................................8
      3.4   Expenses of Registration.......................................9
      3.5   Further Obligations of the Company.............................9
      3.6   Further Information Furnished by Holders......................11
      3.7   Indemnification...............................................11
      3.8   Rule 144 Reporting............................................13
      3.9   Transfer of Registration Rights...............................14
      3.10  Subsequent Registration Rights................................14
      3.11  `Market Stand-off'Agreement...................................14
      3.12  Delay of Registration.........................................14

4.    Miscellaneous.......................................................15
      4.1   Governing Law.................................................15
      4.2   Survival......................................................15
      4.3   Successors and Assigns........................................15
      4.4   Entire Agreement..............................................15
      4.5   Amendments; Waivers...........................................15
      4.6   Notices.......................................................15
      4.7   Attorneys'Fees................................................16
      4.8   Delays or Omissions...........................................16
      4.9   Severability of this Agreement................................16
      4.10  Titles and Subtitles..........................................16
      4.11  Counterparts..................................................16
      4.12  Gender........................................................16

                                      -i-
                                                            Page 89 of 122 Pages

                                    EXHIBITS

       Initial   Exhibit
       -------   -------
         A       Schedule of Investors











                                      -ii-
                                                            Page 90 of 122 Pages

                              GARDENBURGER, INC.

                          INVESTOR RIGHTS AGREEMENT
                          -------------------------
      THIS INVESTOR RIGHTS AGREEMENT ("Agreement") is made as of the 14th day of April, 1999, by and among GARDENBURGER, INC., an Oregon corporation (the "Company"), and the investors identified on Exhibit A attached hereto (collectively, the "Investors").

                               R E C I T A L S:
                               ----------------

     A. The Company and the Investors have entered into the Stock Purchase Agreement dated March 29, 1999 (the "Stock Purchase Agreement"), pursuant to which the Investors have purchased an aggregate of two million seven hundred sixty two thousand five hundred (2,762,500) shares of Series A Convertible Preferred Stock of the Company and four hundred eighty seven thousand five hundred (487,500) shares of Series B Convertible Preferred Stock of the Company.

     B. As a condition to the Investors' obligations under the Stock Purchase Agreement, the Company desires to grant the Investors certain rights as set forth herein.

                              A G R E E M E N T:
                              ------------------

     Now, therefore, in consideration of the foregoing premises and the mutual covenants set forth herein, the parties agree as follows:

     1. Definitions and Accounting Terms.

          1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Agreement" means this Investor Rights Agreement as from time to time amended and in effect between the parties.

          "Board" or "Board of Directors" means the board of directors of the Company as constituted from time to time.

          "Common Stock" includes (a) the Company's Common Stock, and (b) any other securities into which or for which any of the Company's Common Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

          "Directors" means the members from time to time of the Board of Directors.

          "Holder" shall mean any person who holds Registrable Securities or the rights to hold Registrable Securities which have not been sold to the public, or any Person to whom any

                                                            Page 91 of 122 Pages

     Holder shall sell or transfer pursuant to Section 3.9 of this Agreement its Registrable Securities and expressly transfer its rights hereunder.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Potential Material Event" means any of the following: (a) the possession by the Company of material information not ripe for disclosure in a registration statement, which shall be evidenced by determinations in good faith by the Board of Directors of the Company that disclosure of such information in the registration statement would be detrimental to the business and affairs of the Company; or (b) any material engagement or activity by the Company which would, in the good faith determination of the Board of Directors of the Company, be adversely affected by disclosure in a registration statement at such time, which determination shall be accompanied by a good faith determination by the Board of Directors of the Company that the registration statement would be materially misleading absent the inclusion of such information.

          "Preferred Holder" means the Investors and any Person to whom an Investor shall sell or transfer its Shares pursuant to the terms of this Agreement and expressly transfer its rights hereunder whether or not Shares are converted.

          "Preferred Holders Designees" means the two members of the Board of Directors of the Company elected by the Preferred Holders, in accordance with the Company's Restated Articles.

          "Preferred Stock" means the Shares.

          "Registrable Securities" shall mean and include all shares of Common Stock issued or issuable upon conversion of the Preferred Stock or any security issued in exchange or replacement for the Preferred Stock; provided, however, that (a) Registrable Securities shall cease to be Registrable Securities upon the consummation of any sale of such securities pursuant to a registration statement or Rule 144 under the Securities Act and (b) shall cease to be Registrable Securities if sold in a transaction in which rights under Article 3 of this Agreement are not assigned.

          "Register", "registered" and "registration" refer to a registration effected through the preparation and filing of a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

          "Registration Expenses" shall mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration and the reasonable fees and disbursements of one
                                      -2-
                                                            Page 92 of 122 Pages
     special legal counsel to represent all of the Holders together (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

          "Registration Statement" means a registration statement on Form S-3 (if prepared pursuant to Section 3.1) or any other appropriate form (if prepared pursuant to Section 3.3) prepared and filed with the Securities and Exchange Commission by the Company pursuant to Section 3 of this Agreement.

          "Restated   Articles"  means  the  Company's   Restated   Articles  of
     Incorporation, as amended, as of the Closing Date as defined in the Stock Purchase Agreement.

          "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

          "Securities   and  Exchange   Commission"   means  the  United  States
     Securities and Exchange Commission including any governmental body or agency succeeding to the functions thereof.

          "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

          "Selling  Expenses"  shall mean all  underwriting  discounts,  selling
     commissions  and  stock  transfer  taxes   applicable  to  the  Registrable
     Securities.

          "Series A Stock" means the Series A Convertible Preferred Stock of the Company.

          "Series B Stock" means the Series B Convertible Preferred Stock of the Company.

          "Shares" means the two million seven hundred sixty two thousand five hundred (2,762,500) shares of Series A Stock and four hundred eighty seven thousand five hundred (487,500) shares of Series B Stock purchased by the Investors pursuant to the Stock Purchase Agreement and any securities of the Company which the Investors or Preferred Holders shall be entitled to receive, or shall have received, because of the Investors' ownership of such securities, such as additional securities received upon stock dividends, stock splits, recapitalizations and the like.

          "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company,
                                      -3-
                                                            Page 93 of 122 Pages
     partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. Where not otherwise indicated, the term "Subsidiary" refers to a Subsidiary of the Company.

          1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

     2. Covenants of the Company.

          2.1 Affirmative Covenants of the Company Other Than Reporting Requirements. Except to the extent the following covenants and provisions of this Section 2.1 are waived in any instance by a majority of the Preferred Holders, the Company covenants and agrees that so long as not less than three hundred fifty thousand (350,000) shares of the Preferred Stock outstanding as of the date hereof remain outstanding, it will perform and observe the following covenants and provisions:

               (a) Meeting of Directors and Committees. The Company's Board of Directors shall hold meetings at least quarterly.

               (b) Indemnification. The Company shall at all times maintain provisions in its Bylaws or Articles exculpating and indemnifying all Directors from and against liability to the maximum extent permitted under the laws of the state of its incorporation.

               (c) Expenses of Directors. The Company shall promptly reimburse in full the Preferred Holders Designees for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors of the Company or any committee thereof.

               (d) Shareholder Approval. The Company shall promptly seek shareholder approval for any adjustment to the conversion price of the Series A Stock or Series B Stock required under the terms of the Restated Articles, including, but not limited to, the preparation of any proxy statement which shall include, subject to the exercise of fiduciary obligations, a unanimous recommendation by the Board to approve any such adjustments.

               (e) Available Shares. The Company shall have at all times authorized and reserved for issuance, free from preemptive rights, shares of Common Stock sufficient to yield the number of shares of Common Stock issuable at conversion as may be required to satisfy the conversion rights of the Investors pursuant to the terms and conditions of the Preferred Stock, including the maximum conversion of Series B Stock under the Restated Articles.
                                      -4-
                                                            Page 94 of 122 Pages

          2.2 Reporting Requirements of the Company. Until less than three hundred fifty thousand (350,000) shares of Preferred Stock is outstanding, the Company will furnish the following to Rosewood Capital III, L.P. and Farallon Capital Management LLC, so long as such Investor (or their affiliates) continues to own shares of Preferred Stock:

               (a) Monthly Reports. As soon as available but in any event within 30 days after the end of each monthly accounting period in each fiscal year, unaudited consolidating and consolidated statements of income of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and unaudited consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such monthly period, setting forth in each case comparisons to the Company's annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments, and shall be certified by the Company's chief financial officer.

               (b) No Default. Accompanying the financial statements referred to in subsection 2.2(a) is an officer's certificate stating that there is no event of default in existence and that neither the Company nor any of its Subsidiaries is in default under any of its other material agreements or, if any event of default or any such default exists, specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto.

               (c) Annual Reports. Within 90 days after the end of each fiscal year, consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, all prepared in accordance with generally accepted accounting principles, consistently applied, setting forth in each case comparisons to the Company's annual budget and to the preceding fiscal year, and accompanied by (a) with respect to the consolidated portions of such statements, an opinion of an independent accounting firm of recognized national standing, (b) a certificate from such accounting firm, addressed to the Company's board of directors, stating that in the course of its examination nothing came to its attention that caused it to believe that there was an event of default in existence or that there was any other default by the Company or any Subsidiary under any material agreement to which the Company or any Subsidiary is a party or, if such accountants have reason to believe any event of default or other default by the Company or any Subsidiary exists, a certificate specifying the nature and period of existence thereof, and (c) a copy of such firm's annual management letter to the board of directors.

               (d) Auditor Reports. Promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company's or any Subsidiary's operations or financial affairs given to the Company or any Subsidiary by its independent accountants (and not otherwise contained in other materials provided hereunder).
                                      -5-
                                                            Page 95 of 122 Pages

               (e) Annual Budget. At least 30 days but not more than 90 days prior to the beginning of each fiscal year, an annual budget prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets), and promptly upon preparation thereof any other significant budgets prepared by the Company or any Subsidiary and any revisions of such annual or other budgets, and within 30 days after any monthly period in which there is a material adverse deviation from the annual budget, an officer's certificate explaining the deviation and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto.

               (f) Default Notice. Promptly (but in any event within five business days) after the discovery or receipt of notice of any event of default or any default under any material agreement to which the Company or any of its Subsidiaries is a party or any other material adverse change, event or circumstance affecting the Company or any Subsidiary, an officer's certificate specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto.

               (g) Stockholder Information. Within two days after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications which the Company sends to its stockholders and copies of all registration statements and all regular, special or periodic reports which it files, or any of its officers or directors file with respect to the Company, with the Securities and Exchange Commission or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company's and its Subsidiaries' businesses.

               (h) Other Information. With reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Investor may reasonably request. Any financial statements provided in accordance with Section 2.2 shall be true and correct in all material respects as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end adjustments.

          2.3 Inspection of Property. The Company shall permit any representatives designated by any Preferred Holder of at least 25% of the Preferred Stock originally issued, upon reasonable notice and during normal business hours and at such other times as any such holder(s) may reasonably request, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of the Company with its directors, officers, and, upon notice to the Company, its independent accountants.

          2.4 Confidentiality. With respect to the information and other material furnished under or in connection with this Agreement or any Ancillary Agreement (whether furnished before, on or after the date hereof) which constitutes or contains non-public business, financial or other information of the Company ("Non-Public Information"), each Purchaser covenants that it will use due care to prevent its officers, directors,
     employees,   counsel,
                                      -6-
                                                            Page 96 of 122 Pages
     accountants and other representatives from (x) disclosing any Non-Public Information to Persons other than Purchaser's authorized employees, counsel, accountants, financial advisors, shareholders, members, partners and limited partners or (y) using Non-Public Information in any manner that would constitute a violation of federal or state securities laws; provided, however, that the Purchaser may disclose or deliver any Non-Public Information if the Purchaser is advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order. The Company shall notify the Purchasers of any restricted trading periods under the Company's insider trading policy in effect from time to time. For purposes of this Section 2.4, "due care" means at least the same level of care that the Purchaser would use to protect the confidentiality of its own sensitive or proprietary information, and this obligation shall survive termination of this Agreement. A Purchaser shall not be prohibited from transferring its beneficial interest in the Shares and after reasonable notice to the Company, disclosing any Non-Public Information to any Person who agrees to be bound by the provisions of this Section 2.4.

     3. Registration.

          3.1 Mandatory Registration. The Company shall prepare and file with the Securities and Exchange Commission, no later than May 31, 1999, a Registration Statement registering for resale by the Holders a sufficient number of shares of Common Stock for the Preferred Holders to sell the Registrable Securities into which the Preferred Stock would be convertible at the time of filing of such Registration Statement (assuming for such purposes that all shares of Preferred Stock had been converted into Common Stock in accordance with their terms, including, with respect to the Series B Stock, that the Company did not achieve the performance targets set forth in the Designation of Terms of the Series B Stock attached to the Company's Restated Articles). The Registration Statement (i) shall include only the Registrable Securities and (ii) shall also state that, in accordance with Rule 416 under the Securities Act, it also covers such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of the Preferred Stock resulting from adjustment in the conversion price or to prevent dilution resulting from stock splits or stock dividends. The Company will use its reasonable best efforts to cause such Registration Statement to be declared effective no later than the earlier of (x) five
     (5) days after notice by the Securities and Exchange Commission that it may be declared effective or (y) one hundred twenty (120) days after the Closing Date as defined in the Stock Purchase Agreement (the "Required Effective Date"). If at any time the number of shares of Common Stock into which the Preferred Stock may be converted exceeds the aggregate number of shares of Common Stock then registered, the Company shall either (i) amend the Registration Statement filed by the Company pursuant to the preceding provisions of this Section 3.1, if such Registration Statement has not been declared effective by the Securities and Exchange Commission at that time, to register all shares of Common Stock into which the Preferred Stock may currently or in the future be converted, or (ii) if such Registration Statement has been declared effective by the Securities and Exchange Commission at that time, file with the Securities and Exchange Commission an amendment to or an additional Registration Statement to register the shares of Common Stock into which the Preferred Stock may currently or in the future be converted that exceed the aggregate number of shares of Common Stock already registered.
                                      -7-
                                                            Page 97 of 122 Pages

          3.2 Conversion by the Company. The Company's Restated Articles shall provide that if the Registration Statement covering the Registrable Securities is not effective by the Required Effective Date, then the conversion price of the Preferred Stock shall be reduced five percent (5%) for each ninety (90) day period or portion thereof after the Required Effective Date that the Registration Statement is not effective; provided, that this provision in the Restated Articles shall expire if the Registration Statement covering the Registrable Securities is effective by the Required Effective Date.

          3.3 Piggyback Registration.

               (a) Notice of Registration. If, at any time or from time to time the Company shall determine to register any of its securities for its own account or for the account of any person or shareholder in connection with an offering of its securities to the general public for cash on a form which would permit the registration of Registrable Securities, the Company will:

                    (i) promptly give to each Holder written notice thereof; and

                    (ii) include  in  such   registration   (and   any   related
               qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty
               (20) days after mailing or personal delivery of such written notice from the Company, by any Holders, except as set forth in
               Section 3.3(b).

               (b) Underwriting.  If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 3.3(a)(i). In such event, the right of any Holder to registration pursuant to this Section 3.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 3.3, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the Company shall so advise all Holders whose securities would otherwise be registered and underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the registration and underwriting determined pursuant to the following priority: (i) shares to be offered by the holders of the 7% Convertible Senior Subordinated Notes dated March 27, 1998 (the "Dresdner Notes"), (ii) shares to be offered by the holders of Series A Preferred and Series B Preferred, on a pro rata basis in proportion to the relative number of shares requested to be included by them and
          (iii) shares of Common Stock to be offered by holders other than the holders of the Dresdner Notes and/or the Series A Preferred and Series B Preferred; or, if so determined by the underwriter, all Registrable Securities shall be excluded from each registration and underwriting. If any Holder disapproves of the terms of any such underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall
                                      -8-
                                                            Page 98 of 122 Pages
          not be transferred in a public distribution prior to ninety (90) days after the effective date of such registration statement.

          3.4 Expenses of Registration. All Registration Expenses incurred in connection with any registration, filing, qualification or compliance pursuant to Sections 3.1 or 3.3 shall be borne by the Company. Unless otherwise stated, all Selling Expenses relating to securities registered by the Holders shall be borne by the holders of such securities pro rata on the basis of the number of shares so registered.

          3.5 Further Obligations of the Company. For purposes of Sections 3.5(a) and (b), the term "Registration Statement" specifically refers to the Registration Statement required by Section 3.1. For purposes of Sections 3.5(c) and (d), the term "Registration Statement" specifically refers to the Registration Statement required by Section 3.3. For all other subsections in this Section 3.5, the term "Registration Statement" refers to the Registration Statement required by either Sections 3.1 or 3.3, as the case may be. Whenever required under this Section 3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously and as reasonably possible:

               (a) Use its reasonable efforts to keep the Registration Statement effective at all times until the date the Holders no longer own any of the Registrable Securities (the "Registration Period"), which Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

               (b) Prepare and file with the Securities and Exchange Commission such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective at all times during the Registration Period, and, during the Registration Period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by the Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in the Registration Statement.

               (c) Prepare and file with the Securities and Exchange Commission a Registration Statement with respect to such Registrable Securities and use its best efforts to cause such Registration Statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such Registration Statement effective for up to one hundred twenty (120) days or until the Holder or Holders have completed the distribution described in the Registration Statement, whichever first occurs.

               (d) Prepare and file with the Securities and Exchange Commission such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions
                                      -9-
                                                            Page 99 of 122 Pages
          of the Securities Act with respect to the disposition of all securities covered by such Registration Statement.

               (e) The Company shall permit one or more counsel designated by the Investors to review the Registration Statement and all amendments and supplements thereto a reasonable period of time (but not less than three (3) business days) prior to their filing with the Securities and Exchange Commission, and not file any document in a form to which such counsel reasonably objects.

               (f) Furnish to each Investor whose Registrable Securities are included in the Registration Statement and its legal counsel identified to the Company, (i) promptly after the same is prepared and publicly distributed, filed with the Securities and Exchange Commission, or received by the Company, one (1) copy of the Registration Statement, each preliminary prospectus and prospectus, and each amendment or supplement thereto, and (ii) such number of copies of a prospectus, and all amendments and supplements thereto and such other documents, as such Investor may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Investor.

               (g) As promptly as practicable after becoming aware thereof, notify each Investor of the happening of any event of which the Company has knowledge, as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and use its best efforts promptly to prepare a supplement or amendment to the Registration Statement or other appropriate filing with the Securities and Exchange Commission to correct such untrue statement or omission, and deliver a number of copies of such supplement or amendment to each Investor as such Investor may reasonably request.

               (h) As promptly as practicable after becoming aware thereof, notify each Investor who holds Registrable Securities being sold (or, in the event of an underwritten offering, the managing underwriters) of the issuance by the Securities and Exchange Commission of any notice of effectiveness or any stop order or other suspension of the effectiveness of the Registration Statement at the earliest possible time.

               (i) Notwithstanding the foregoing, if at any time or from time to time after the date of effectiveness of the Registration Statement, the Company notifies the Investors of the existence of a Potential Material Event, the Investors shall not offer or sell any Registrable Securities, or engage in any other transaction involving or relating to the Registrable Securities, from the time of the giving of notice with respect to a Potential Material Event until such Investor receives written notice from the Company that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event; provided, however, that the Company may not so suspend the right to such holders of Registrable Securities for more than two thirty (30) day periods in the aggregate during any 12-month period with at least a ten (10) business day interval between such periods, during the periods the Registration Statement is required to be in effect.
                                      -10-
                                                           Page 100 of 122 Pages

               (j) Use its reasonable efforts to obtain and maintain designation of all the Registrable Securities covered by the Registration Statement on the "National Market" of the National Association of Securities Dealers Automated Quotations System ("NASDAQ") within the meaning of Rule 11Aa2-1 of the Securities and Exchange Commission under the Securities Exchange Act, and the quotation of the Registrable Securities on The NASDAQ National Market; or if, despite the Company's reasonable efforts to satisfy the preceding clause, the Company is unsuccessful in doing so, to secure NASDAQ/OTC Bulletin Board authorization and quotation for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register with the National Association of Securities Dealers, Inc. as such with respect to such Registrable Securities.

               (k) Provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities not later than the effective date of the Registration Statement.

               (l) Cooperate with the Investors who hold Registrable Securities being offered to facilitate the timely preparation and delivery of certificates for the Registrable Securities to be offered pursuant to the Registration Statement and enable such certificates for the Registrable Securities to be in such denominations or amounts as the case may be, as the Investors may reasonably request, and, within three (3) business days after a Registration Statement which includes Registrable Securities is ordered effective by the Securities and Exchange Commission, the Company shall deliver, and shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Securities (with copies to the Investors whose Registrable Securities are included in such Registration Statement) an appropriate instruction and opinion of such counsel.

               (m) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform his or its obligations under such agreement.

               (n) Take all other reasonable actions necessary to expedite and facilitate disposition by the Investor of the Registrable Securities pursuant to the Registration Statement.

          3.6 Further Information Furnished by Holders. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 3 that the Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

          3.7 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 3:

               (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of the officers, directors, partners, legal counsel and other agents of each Holder, any underwriter (as defined in the Securities Act) for such Holder and
                                      -11-
                                                           Page 101 of 122 Pages
          each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or Securities Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Securities Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;
          (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Securities Exchange Act or any state securities law; and the Company will reimburse each such Holder, officer, director, partner or agent, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 3.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

               (b) To the extent permitted by law, each Holder will, if Registrable Securities held by such person are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors and officers, each legal counsel and independent accountant of the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each underwriter (within the meaning of the Securities Act) of the Company's securities covered by such a registration statement, any person who controls such underwriter, and any other Holder selling securities in such registration statement and each of its directors, officers, partners or agents or any person who controls such Holder, against any losses, claims, damages, or liabilities (joint or several) to which the Company or any such underwriter, other Holder, director, officer, partner or agent or controlling person may become subject under the Securities Act, the Securities Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration, and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such underwriter, other Holder, officer, director, partner or agent or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 3.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder which consent shall not be unreasonably withheld, and provided, further, that the liability of any
                                      -12-
                                                           Page 102 of 122 Pages

          Holder for indemnification pursuant to this Section 3.7(b) shall not exceed the net cash proceeds from the offering received by such Holder.

               (c) Promptly  after  receipt by an  indemnified  party under this
          Section 3.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.7, notify the indemnifying party in writing of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure of any indemnified party to notify an indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 3.7 only to the extent that such failure to give notice shall materially prejudice the indemnifying party in the defense of any such claim or any such litigation, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this
          Section 3.7.

               (d) Notwithstanding the conditions provided in this Section 3, the Holders shall not be required to enter into an underwriting agreement that contains indemnification and contribution provisions which, in the sole discretion of the Holder, materially differ from those contained in this Section 3.7.

          3.8 Rule 144 Reporting. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Securities and Exchange Commission that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

               (a) make and keep public information available as those terms are understood and defined in the Securities and Exchange Commission Rule 144;

               (b) use its best efforts to take such action, including the voluntary registration of its Common Stock under Section 12 of the Securities Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities;

               (c) use its best efforts to file with the Securities and Exchange Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements); and
                                      -13-
                                                           Page 103 of 122 Pages

               (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Securities and Exchange Commission Rule 144 (at any time after ninety
          (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Securities Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Securities and Exchange Commission which permits the selling of any such securities without registration or pursuant to such form.

          3.9 Transfer of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 3 may be assigned by a Holder to a transferee or assignee of such Holder's
     Registrable Securities, provided that the Company is, prior to such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; provided, however, that the transferee or assignee becomes a party to this Agreement.

          3.10 Subsequent Registration Rights. From and after the date of this Agreement and so long as at least 20% of the Shares (including the Registrable Securities) originally issued remain outstanding, the Company may not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which provides such holder or prospective holder of securities of the Company comparable information and registration rights granted to the Holders hereby.

          3.11 "Market Stand-off" Agreement. Each Holder hereby agrees that it will not, to the extent requested by the Company and an underwriter of Common Stock (or other securities) of the Company sell or otherwise transfer or dispose of any Registrable Securities to the public, except Common Stock included in such registration, during the ninety (90) day period following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that all other Persons with registration rights (whether or not pursuant to this
     Agreement) and all officers, directors and holders of more than five percent (5%) of the then outstanding voting capital stock of the Company enter into similar agreements.

     In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such 90-day period.

          3.12 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.
                                      -14-
                                                           Page 104 of 122 Pages

     4. Miscellaneous.

          4.1 Governing Law.This Agreement shall be governed in all respects by the laws of the State of Oregon without application of principles of conflicts of law.

          4.2 Survival.The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Purchasers and the closing of the transactions contemplated hereby.

          4.3 Successors and Assigns.Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

          4.4 Entire  Agreement.This   Agreement   delivered  pursuant  hereto
     constitute the full and entire understanding and agreement between the parties.

          4.5 Amendments; Waivers.Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) by the written consent provided (i) as to the Company, only by the Company, (ii) as to the Preferred Holders, by persons holding more than fifty percent (50%) in interest of the outstanding Preferred Stock (including any Common Stock issued upon conversion thereof, and including shares transferred to any assignee of the right or obligation to be amended or waived), provided, however, that any Preferred Holder may waive any of his or its rights hereunder without obtaining the consent of any other Preferred Holder. Any amendment or waiver effected in accordance with this Section 4.5 excluding the proviso in the previous sentence shall be binding upon each holder of any of the Preferred Stock (including shares of Common Stock issued upon conversion thereof), its successors and assigns and the Company.

          4.6 Notices.All notices, requests, demands and other communications required to or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been duly given when hand delivered to the other party; when received when sent by facsimile; provided, however, that notices given by facsimile shall not be effective unless either a duplicate copy of such facsimile notice is promptly given by depositing same in a United States post office with first-class postage prepaid, or the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this paragraph; additionally, any notice given by facsimile shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient's time) or on a non-business day; three (3) business days after the same have been deposited in a United States post office with first class or certified mail return receipt requested postage prepaid; or the next business day after same have been deposited with a national overnight delivery service, postage prepaid with next-business-day delivery guaranteed; provided that the sending party receives a confirmation of delivery from the delivery service provider. If notice is to be given to the Investors, such notice will be given, delivered or sent to the address appearing on Exhibit A, and if notice is to be given to the Company, such notice will be given to Gardenburger, Inc., 1411 S.W. Morrison, Suite 400, Portland, Oregon 97205, telephone number: (503) 205-1515, facsimile number:
     (503) 205-1650, Attention: President.
                                      -15-
                                                           Page 105 of 122 Pages

     Each party shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this Section and that any person to be given notice actually receives such notice. A party may change or supplement its address for notice, or designate additional addresses, for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

     4.7 Attorneys' Fees.If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, at trial and on appeal, in addition to any other relief to which each party may be entitled.

     4.8 Delays or Omissions.No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement, or by law or otherwise afforded to any party, shall be cumulative and not alternative.

     4.9 Severability of this Agreement. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     4.10 Titles and Subtitles.The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     4.11 Counterparts. This   Agreement  may  be  executed  in  any  number  of
counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     4.12 Gender. The use of the neuter gender herein shall be deemed to include the masculine and feminine gender, if the context so requires.
                                      -16-
                                                           Page 106 of 122 Pages

     IN WITNESS WHEREOF, the undersigned or each of their respective duly authorized officers or representatives have executed this Agreement as of the date first above written.

                                          "THE COMPANY"

                                          GARDENBURGER, INC.


                                          By:  /s/ Richard C. Dietz
                                               Richard C. Dietz, Executive Vice
                                               President and Chief Financial
                                               Officer


                                          "INVESTORS"

                                          ROSEWOOD CAPITAL III, L.P.

                                          By:  Rosewood Capital Associates,
                                               LLC, General Partner


                                               By:
                                                  ------------------------------
                                                    Kyle A. Anderson, Principal


                                          FARALLON CAPITAL PARTNERS, L.P.
                                          FARALLON CAPITAL INSTITUTIONAL
                                             PARTNERS, L.P.
                                          FARALLON CAPITAL INSTITUTIONAL
                                             PARTNERS II, L.P.
                                          FARALLON CAPITAL INSTITUTIONAL
                                             PARTNERS III, L.P.
                                          TINICUM PARTNERS, L.P.
                                          FARALLON CAPITAL (CP) INVESTORS,
                                             L.P.

                                          By:  Farallon Partners, L.L.C.,
                                               its General Partner


                                               By:
                                                  ------------------------------
                                                       Managing Member


Investor Rights Agreement Signature Page

                                                           Page 107 of 122 Pages

     IN WITNESS WHEREOF, the undersigned or each of their respective duly authorized officers or representatives have executed this Agreement as of the date first above written.

                                          "THE COMPANY"

                                          GARDENBURGER, INC.


                                          By:
                                             -----------------------------------
                                               Lyle G. Hubbard, President


                                          "INVESTORS"

                                          ROSEWOOD CAPITAL III, L.P.

                                          By:  Rosewood Capital Associates, LLC
                                               General Partner


                                               By:  /s/ Kyle A. Anderson
                                                    Kyle A. Anderson, Managing
                                                    Member


Investors Rights Agreement Signature Page

                                                           Page 108 of 122 Pages

     IN WITNESS WHEREOF, the undersigned or each of their respective duly authorized officers or representatives have executed this Agreement as of the date first above written.

                                          "THE COMPANY"

                                          GARDENBURGER, INC.


                                          By:
                                             -----------------------------------
                                               Richard C. Dietz, Executive Vice
                                               President and Chief Financial
                                               Officer


                                          "INVESTORS"

                                          ROSEWOOD CAPITAL III, L.P.

                                          By:  Rosewood Capital Associates,
                                               LLC, General Partner


                                               By:
                                                  ------------------------------
                                                    Kyle A. Anderson, Principal


                                          FARALLON CAPITAL PARTNERS, L.P.
                                          FARALLON CAPITAL INSTITUTIONAL
                                             PARTNERS, L.P.
                                          FARALLON CAPITAL INSTITUTIONAL
                                             PARTNERS II, L.P.
                                          FARALLON CAPITAL INSTITUTIONAL
                                             PARTNERS III, L.P.
                                          TINICUM PARTNERS, L.P.
                                          FARALLON CAPITAL (CP) INVESTORS,
                                             L.P.

                                          By:  Farallon Partners, L.L.C.,
                                               its General Partner


                                               By: /s/ Andrew Fremder
                                                       Managing Member

Investor Rights Agreement Signature Page

                                                           Page 109 of 122 Pages

                                          FARALLON CAPITAL OFFSHORE
                                             INVESTORS, INC.
                                          THE COMMON FUND

                                          By:  Farallon Capital Management,
                                               L.L.C., its Agent and
                                               Attorney-in-Fact


                                               By:  /s/ Andrew Fremder
                                                        Managing Member


                                          U.S. Development Capital Investment
                                          Company


                                          By:
                                             -----------------------------------
                                               Ray Moss, Secretary


                                          BT Capital Investors, L.P.


                                          By:
                                             -----------------------------------
                                               Michael J. Batal, III, Partner


                                          BT Investment Partners, Inc.


                                          By:
                                             -----------------------------------
                                               Michael J. Batal, III, Partner



                                          By:
                                             -----------------------------------
                                               Arvin H. Kash



                                          By:
                                             -----------------------------------
                                               William D. Smithberg


                                                           Page 110 of 122 Pages

                                          FARALLON CAPITAL OFFSHORE
                                             INVESTORS, INC.
                                          THE COMMON FUND

                                          By:  Farallon Capital Management,
                                               L.L.C., its Agent and
                                               Attorney-in-Fact


                                               By:
                                                  ------------------------------
                                                       Managing Member


                                          U.S. Development Capital Investment
                                          Company


                                          By:  /s/ Ray Moss
                                                   Ray Moss, Secretary


                                          BT Capital Investors, L.P.


                                          By:
                                             -----------------------------------
                                               Michael J. Batal, III, Partner


                                          BT Investment Partners, Inc.


                                          By:
                                             -----------------------------------
                                               Michael J. Batal, III, Partner



                                          By:
                                             -----------------------------------
                                               Arvin H. Kash



                                          By:
                                             -----------------------------------
                                               William D. Smithberg

Investors Rights Signature Page
(continued)

                                                           Page 111 of 122 Pages

                                          FARALLON CAPITAL OFFSHORE
                                             INVESTORS, INC.
                                          THE COMMON FUND

                                          By:  Farallon Capital Management,
                                               L.L.C., its Agent and
                                               Attorney-in-Fact


                                               By:
                                                  ------------------------------
                                                       Managing Member


                                          U.S. Development Capital Investment
                                          Company


                                          By:
                                             --------------------------------
                                               Ray Moss, Secretary


                                          Lagunitas Partners, L.P.
                                          Gruber & McBaine International
                                          Lockheed Martin
                                          Hamilton College

                                          By:  /s/ J. Patterson McBaine
                                                   J. Patterson McBaine,
                                             Gruber & McBaine Capital Management
                                             LLC,Member Manager

                                         Lagunitas Partners, L.P. - General
                                         Partner
                                         Gruber & McBaine International -
                                         Attorney in
                                         Fact
                                         Lockheed Martin - Attorney in Fact
                                         Hamilton College - Attorney in Fact


                                          BT Capital Investors, L.P.


                                          By:
                                             -----------------------------------
                                               Edward V. Dardini, Jr., Principal


                                          By:
                                             -----------------------------------
                                               Arvin H. Kash



                                          By:
                                             -----------------------------------
                                               William D. Smithberg

Investor Rights Agreement Page
(continued)

                                                           Page 112 of 122 Pages

                                          FARALLON CAPITAL OFFSHORE
                                             INVESTORS, INC.
                                          THE COMMON FUND

                                          By:  Farallon Capital Management,
                                               L.L.C., its Agent and
                                               Attorney-in-Fact


                                               By:
                                                  ------------------------------
                                                       Managing Member


                                          U.S. Development Capital Investment
                                          Company


                                          By:
                                             -----------------------------------
                                               Ray Moss, Secretary


                                          BT Capital Investors, L.P.


                                          By:  /s/ Michael J. Batal, III
                                               Michael J. Batal, III, Partner


                                          BT Investment Partners, Inc.


                                          By:  /s/ Michael J. Batal, III
                                               Michael J. Batal, III, Partner



                                          By:
                                             -----------------------------------
                                               Arvin H. Kash



                                          By:
                                             -----------------------------------
                                               William D. Smithberg

Investors Rights Signature Page

                                                           Page 113 of 122 Pages

                                          FARALLON CAPITAL OFFSHORE
                                             INVESTORS, INC.
                                          THE COMMON FUND

                                          By:  Farallon Capital Management,
                                               L.L.C., its Agent and
                                               Attorney-in-Fact


                                               By:
                                                  ------------------------------
                                                       Managing Member


                                          U.S. Development Capital Investment
                                          Company


                                          By:
                                             -----------------------------------
                                               Ray Moss, Secretary


                                          Gruber & McBaine Capital Mangagement,
                                          L.L.C.


                                          By:
                                             -----------------------------------
                                               J. Patterson McBaine, Managing
                                               Member


                                          BT Capital Investors, L.P.


                                          By:
                                             -----------------------------------
                                               Edward V. Dardani, Jr., Principal


                                          By:  /s/ Arvin H. Kash
                                               Arvin H. Kash



                                          By:
                                             -----------------------------------
                                               William D. Smithberg

Investors Rights Signature Page
(continued)

                                                           Page 114 of 122 Pages

                                          FARALLON CAPITAL OFFSHORE
                                             INVESTORS, INC.
                                          THE COMMON FUND

                                          By:  Farallon Capital Management,
                                               L.L.C., its Agent and
                                               Attorney-in-Fact


                                               By:
                                                  ------------------------------
                                                       Managing Member


                                          U.S. Development Capital Investment
                                          Company


                                          By:
                                             -----------------------------------
                                               Ray Moss, Secretary


                                          Gruber & McBaine Capital Mangagement,
                                          L.L.C.


                                          By:
                                             -----------------------------------
                                               J. Patterson McBaine, Managing
                                               Member


                                          BT Capital Investors, L.P.


                                          By:
                                             -----------------------------------
                                               Edward V. Dardani, Jr., Principal



                                          By:
                                             -----------------------------------
                                               Arvin H. Kash



                                          By:  /s/ William D. Smithberg
                                               William D. Smithberg

Investors Rights Signature Page
(continued)

                                                           Page 115 of 122 Pages

                                    EXHIBIT A

                              SCHEDULE OF INVESTORS

                                                                        Total
           Purchaser Name,            No. of Shares   No. of Shares    Purchase
           Address, Fax No.           of Series A     of Series B       Amount
                                         Stock           Stock

Rosewood Capital III, L.P.                850,000         150,000    $10,000,000
One Maritime Plaza, Suite 1330
San Francisco, CA  94111
(415) 362-1192

Farallon Capital Partners, L.P*           238,000         42,000     $2,800,000

Farallon Capital Institutional            255,000         45,000     $3,000,000
Partners, L.P.*

Farallon Capital Institutional             42,500          7,500        $500,000
Partners II, L.P.*

Farallon Capital Offshore Investors,      212,500         37,500      $2,500,000
Inc.*

The Common Fund*                            8,500          1,500        $100,000

Farallon Capital (CP) Investors, L.P.*     25,500          4,500        $300,000

Farallon Capital Institutional             51,000          9,000        $600,000
Partners III, L.P.*

Tinicum Partners, L.P.*                    17,000          3,000        $200,000

BT Capital Investors, L.P.                425,000         75,000      $5,000,000
Attn:  Michael J. Batal III
130 Liberty Street, Mailstop 2255
New York, NY 10006
Ph:  212-250-3402
Fax:  212-250-8375

BT Investment Partners, Inc.              127,500         22,500      $1,500,000

     _____________________
     *c/o Farallon Capital Management LLC, One Maritime Plaza, Suite 1325, San Francisco, California 94111, Attn: Jason Fish and Susan Rubin, Facsimile:
     (415) 421-2133.
                                      A-1
                                                           Page 116 of 122 Pages

                                                                        Total
           Purchaser Name,            No. of Shares   No. of Shares    Purchase
           Address, Fax No.            of Series A     of Series B      Amount
                                          Stock           Stock

U.S. Development Capital Investment       127,500         22,500      $1,500,000
Company
Attn:  Ray Moss, Secretary
400 Northpark Town Center, Suite 310
1000 Abernathy Road, N.E.
Atlanta, GA  30328
Ph:  770-481-7200
Fax:  770-481-7210

Lagunitas Partners, L.P.                  191,250         33,750      $2,250,000
Attn:  J. Patterson McBaine, Member
Manager
50 Osgood Place, Penthouse
San Francisco, CA  94133
Ph: 415-981-2101
Fax:  415-956-8769
Gruber & McBaine International            63,750          11,250        $750,000

Lockheed Martin                           59,500          10,500        $700,000

Hamilton College                          25,500          4,500         $300,000

Arvin H. Kash                             21,250          3,750         $250,000
77 West Wacker Drive, 47th Floor
Chicago, IL  60601
Ph:  312- 425-3600
Fax:  312-425-3601
William D. Smithburg                      21,250          3,750         $250,000
676 N. Michigan Avenue
Suite 3860
Chicago, IL  60611
Ph: 312- 867-5411
Fax: 312- 867-5415

Total                                  2,762,500        487,500      $32,500,000

                                      A-2
                                                           Page 117 of 122 Pages

                                                                       EXHIBIT 4
                                                                              to
                                                                    SCHEDULE 13D

                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

     This Amendment No. 2 dated as of April 14, 1999 (the "Amendment"), to the Rights Agreement dated as of April 25, 1996, as amended by Amendment No. 1 dated as of March 26, 1998 (referred to herein, as amended by Amendment No. 1, as the "Rights Agreement"), between Gardenburger, Inc. (f/k/a Wholesome & Hearty Foods, Inc.), an Oregon corporation (the "Company"), and First Chicago Trust Company of New York, a New York corporation (the "Rights Agent"),

                                 WITNESSETH:

     WHEREAS, the Company and the Rights Agent have entered into the Rights Agreement; and

     WHEREAS, the Board of Directors of the Company, in accordance with Section 26 of the Rights Agreement, has determined it desirable and in the best interests of the Company and its shareholders to supplement and amend certain provisions of the Rights Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1. Amendment to Section 1.1. Section 1.1 of the Rights Agreement is amended to read in its entirety as follows:

     "1.1 "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include: (i) the Company; (ii) any Subsidiary of the Company; (iii) any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding shares of capital stock of the Company for or pursuant to the terms of any such plan, in its capacity as an agent or trustee for any such plan; or (iv) any Exempt Person, unless such Exempt Person becomes the Beneficial Owner of more than the Exempt Percentage of the Common Shares of the Company then outstanding. "Exempt Person" shall mean
(x) Paul F. Wenner, together with all of his Affiliates and Associates, including, without limitation, the Paul F. Wenner Charitable Foundation Trust (collectively, "Wenner"); and (y) Dresdner Kleinwort Benson Private Equity Partners LP, together with all of its Affiliates and Associates, or any one or more of the Affiliates and Associates of Dresdner Kleinwort Benson Private Equity Partners LP (collectively, "Dresdner"). "Exempt Percentage" shall mean, with respect to Wenner, up to 25% of the Common Shares of the Company then outstanding and, with respect to Dresdner, up to 22% of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, (a) no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% (25% as to Wenner and 22% as to Dresdner) or more of the Common Shares of the Company then outstanding, provided that if a Person shall become the Beneficial Owner of 15% (25% as to Wenner and 22% as to Dresdner) or more of the
                                      -1-
Page 118 of 122 Pages

Common Shares of the Company then outstanding solely by reason of share purchases by the Company and shall, after such purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person;" (b) if the Board of
Directors  of the  Company  determines  in good  faith  that a Person  who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this Section 1.1, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this Section 1.1, then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement (so long as such Person does not become an Acquiring Person after such divestiture); and (c) none of the Purchasers (as defined in that certain Stock Purchase Agreement dated as of March 29, 1999, by and among the Company and the Purchasers, as amended by letter agreement dated April 14, 1999), together with any one or more or all of each Purchaser's Affiliates and Associates (collectively, the "Preferred Investors"), shall become or be deemed to be an "Acquiring Person," either singly or as a group, solely by reason of being or becoming the Beneficial Owner of any number of the Company's shares of Series A Convertible Preferred Stock or Series B Convertible Preferred Stock (together, the "Convertible Preferred
Shares"), or any of the Common Shares into which such Convertible Preferred Shares are converted or may become convertible.

     Section 2. Amendment to Section 1.11. Section 1.11 of the Rights Agreement is amended to read in its entirety as follows:

     "1.11. A "Trigger Event" shall be deemed to have occurred upon any Person becoming an Acquiring Person. Notwithstanding the foregoing, a Trigger Event shall not be deemed to have occurred if the event causing the ownership thresholds set forth in Section 1.1 to be crossed is (x) an acquisition of Common Shares made pursuant to a cash tender offer made pursuant to the rules and regulations under the Exchange Act and filed with the Securities and
Exchange Commission on Schedule 14D-1 (or any successor form) for all outstanding Common Shares not beneficially owned by the Person making such offer (or by its Affiliates or Associates) so long as the Board of Directors of the Company determines, after receiving advice from one or more investment banking firms, that such offer is (i) at a price and on terms which are fair to stockholders (taking into account all factors which such members of the Board deem relevant, including without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (ii) otherwise in the best interests of the Company and its stockholders, or (y) an acquisition by a Person of Convertible Preferred Shares and/or the Common Shares into which such Convertible Preferred Shares are convertible from a Preferred Investor if the Board of Directors of the Company determines in good faith that such acquisition by such Person is not contrary to the best interests of the Company and its stockholders; provided, however, that there must be Continuing Directors then in office and any such determination shall require the concurrence of a majority of such Continuing Directors. Any Person acquiring Convertible Preferred Shares and/or Common Shares in an acquisition approved by the Board of Directors in accordance with the preceding sentence shall be deemed to be, together with all of such Person's Affiliates and Associates, an Exempt Person within the meaning of Section 1.1, and such Person's Exempt Percentage shall be the percentage of Common Shares that such
Person,   together  with  all  of  such
                                      -2-
Page 119 of 122 Pages

Person's Affiliates and Associates, beneficially owns upon completion of the approved acquisition."

     Section 3. Addition of Section 3.4. A new Section 3.4 to the Rights Agreement shall be added to read in its entirety as follows:

     "Section 3.4 Convertible Preferred Shares. The Convertible Preferred Shares shall be entitled to the same rights and benefits (determined on the basis of the number of Common Shares into which Convertible Preferred Shares are convertible on the relevant Distribution Date) provided under this Rights Agreement (as amended) or under any replacement or alternative rights arrangements as are provided to the Common Shares. Each obligation of the Company and the Rights Agent to the holders of Common Shares under this Agreement shall apply equally (on such as-converted basis set forth in the prior sentence) for the benefit of the holders of the Convertible Preferred Shares. As soon as practicable after the Distribution Date, the Rights Agent will send, by first-class, postage-prepaid mail, to each record holder of Convertible Preferred Shares as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more Right Certificates, evidencing one Right (subject to adjustment as provided herein) for each Common Share into which the Convertible Preferred Shares held by such holder are then convertible. Any such Rights so issued with respect to such Convertible Preferred Shares shall be subject to rights, terms and conditions identical to those of the Rights evidenced by Right Certificates issued pursuant to Section 3.1 hereof and such holder of Convertible Preferred Shares shall be treated as a registered or record holder of such Rights."

     Section 4. Acknowledgment that Distribution Date Has Not Occurred. The parties hereto acknowledge that, up to and through the date of this Amendment, no Person has become an Acquiring Person, no event has occurred or with the passage of time will occur that has resulted or would result in the occurrence of a Distribution Date, a Trigger Event, or an event described in Section 11.1.2(A) of the Rights Agreement, and no such event has occurred or will occur by reason of the issuance of the Convertible Preferred Shares, or any of the Common Shares into which such Convertible Preferred Shares are convertible, to the Preferred Investors.

     Section 5. Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

     Section 6. Officer's Certificate. In accordance with Section 26 of the Rights Agreement, the Company has provided the Rights Agent a certificate executed by an authorized officer of the Company, stating that the Amendment is in compliance with the terms of Section 26 of the Rights Agreement.

     Section 7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all of such counterparts shall together constitute but one and the same instrument.
                                      -3-
Page 120 of 122 Pages

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed, all as of the day and year first above written.

                                    GARDENBURGER, INC.





                                    By:    /s/ Richard C. Dietz
                                    Name:  Richard C. Dietz
                                    Title: Executive Vice President and
                                           Chief Financial Officer

                                    FIRST CHICAGO TRUST COMPANY
                                    OF NEW YORK





                                    By:    /s/ Joanne Gorostiola
                                    Name:  Joanne Gorostiola
                                    Title: Assistant Vice President

                                      -4-
Page 121 of 122 Pages

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed, all as of the day and year first above written.

                                    GARDENBURGER, INC.





                                    By:
                                       -----------------------------------------
                                    Name:  Richard C. Dietz
                                    Title: Executive Vice President and
                                           Chief Financial Officer

                                    FIRST CHICAGO TRUST COMPANY
                                    OF NEW YORK





                                    By:    /s/ Joanne Gorostiola
                                    Name:  Joanne Gorostiola
                                    Title: Assistant Vice President

                                      -4-
Page 122 of 122 Pages